Exhibit 10.40

FIFTH

AMENDED AND RESTATED

JOINT VENTURE AGREEMENT

OF

ELDORADO CASINO SHREVEPORT JOINT VENTURE

(FORMERLY KNOWN AS

THE “QUEEN OF NEW ORLEANS AT THE

HILTON JOINT VENTURE,” “QNOV” and

“HOLLYWOOD CASINO SHREVEPORT”)

THIS FIFTH AMENDED AND RESTATED JOINT VENTURE AGREEMENT is entered into as of July 22, 2005, by and among Eldorado Shreveport #1, LLC, a Nevada limited liability company (“Eldorado I”), Eldorado Shreveport #2, LLC, a Nevada limited liability company (“Eldorado II”), and Shreveport Gaming Holdings, Inc., a Delaware corporation (“Noteholder”). Unless the context otherwise requires, terms that are capitalized and not otherwise defined shall have the meanings set forth or cross-referenced in ARTICLE I of this Agreement.

PRELIMINARY STATEMENT

A. Hilton Hotels Corporation (“Hilton”) and New Orleans Paddlewheels, Inc. (“NOP”) entered into a Basic Agreement, dated as of January 9, 1992, and Joint Venture Agreement dated May 20, 1992, collectively setting forth the agreement of such parties to operate, as joint venturers under the name “Queen of New Orleans at the Hilton Joint Venture” (the “Original JV”), a riverboat casino located in New Orleans, Louisiana.

B. On January 14, 1994, Hilton assigned its equity interest in the Original JV to Hilton New Orleans Corporation (“HNOC”).

C. On September 14, 1998, NOP assigned a one percent (1%) interest of NOP in the Original JV to Shreveport Paddlewheels, L.L.C. (“Paddlewheels”).

D. On September 15, 1998, HNOC transferred its total equity interest in the Original JV to NOP.

E. On September 22, 1998, each of NOP and Paddlewheels transferred certain of its equity interest in the Original JV to Sodak Louisiana, L.L.C., a Louisiana limited liability company (“Sodak”), and HWCC-Louisiana, Inc. (“HWCC”; and this transaction being the “Original Reorganization”).

F. In connection with the Original Reorganization, Paddlewheels, Sodak and HWCC entered into that certain Amended and Restated Joint Venture Agreement of QNOV dated July 31, 1998 to be effective upon the Original Reorganization, as amended at the time of the Original Reorganization on September 22, 1998 pursuant to that certain September 1998 Amendment to the Amended and Restated Joint Venture Agreement of QNOV (as amended, the “First Amended and Restated Agreement”). In the First Amended and Restated Agreement, the parties changed the name of the Original JV from “Queen of New Orleans at the Hilton Joint Venture” to “QNOV.”

G. Pursuant to the terms of that certain Membership Interest Purchase Agreement dated March 31, 1999 among HWCC, Sodak Gaming, Inc., a South Dakota corporation and former owner of Sodak (the “Sodak Gaming”), and Sodak, Sodak Gaming sold all of its membership interest in Sodak to HWCC on April 23, 1999 (the “Sodak Sale”).

H. Pursuant to that certain Agreement of Merger dated July 9, 1999, Sodak merged with and into HWCC with HWCC as the survivor (the “Sodak Merger”).

I. Also on July 9, 1999, HWCC and Paddlewheels executed the Second Amended and Restated Joint Venture Agreement (the “Second Amended and Restated Agreement”) to (i) reflect the Sodak Sale and the Sodak Merger and (ii) change the name of the Venture from “QNOV” to “Hollywood Casino Shreveport.”

J. On July 21, 1999, HWCC (i) contributed ninety-nine percent (99%) of its equity interest in the Venture to HCS I, Inc., a wholly owned subsidiary of HWCC (“HCS I”), and HCS I assumed certain obligations of HWCC, and (ii) contributed the remaining one percent (1%) of its equity interest in the Venture to HCS II, Inc., a wholly owned subsidiary of HWCC (“HCS II”), both contributions of which were acknowledged and approved by Paddlewheels (the “HWCC Contribution”).

K. On July 21, 1999, HCS I, HCS II and Paddlewheels executed the Third Amended and Restated Joint Venture Agreement (the “Third Amended and Restated Agreement”) to (i) reflect the contribution of HWCC’s equity interest in the Venture to HCS I and HCS II and (ii) make certain amendments deemed necessary and advisable in connection with the financing of the Venture.

L. On September 10, 2004, certain creditors of the Venture and Capital commenced involuntary chapter 11 cases under 11 U.S.C. § § 101 et seq. in the United States Bankruptcy Court for the Western District of Louisiana, Shreveport Division (the “Bankruptcy Court”).

M. On July 7, 2005, the Bankruptcy Court entered its order confirming the Original Joint Plan of the Debtors and the Bondholders, proposed by Venture and Capital on July 6, 2005 (the “Plan”).

N. On July 21, 2005, pursuant to the Plan, among other things, (i) the old Partnership Interests held by Paddlewheels were deemed cancelled, (ii) certain indebtedness of the Venture was cancelled, (iii) new debt securities were issued by the Venture, (iv) new Partnership Interests representing 25% of the outstanding Partnership Interests were issued to Noteholder, (v) Noteholder received the right to a preferred distribution of the Preferred Capital Contribution Amount and the Preferred Return and (vi) HCS I, HCS II and Noteholder executed the Fourth Amended and Restated Joint Venture Agreement (the “Fourth Amended and Restated Joint Venture Agreement”). At the close of such date, the Venture closed its books under the “interim closing of the books” method under Section 706(d) of the Code and the Regulations promulgated thereunder.

O. On July 22, 2005 (the “Reorganization Date”), the day subsequent to the issuance of the Partnership Interests to Noteholder described in the preceding paragraph, Eldorado I and Eldorado II became Partners in the Venture and new Partnership Interests were issued and immediately thereafter, pursuant to the Plan, the Partnership Interests held by HCS I and HCS II were deemed cancelled.

P. Eldorado I, Eldorado II and Noteholder desire to amend and restate the Fourth Amended and Restated Agreement to (i) reflect the terms of the new Partnership Interests issued by the Venture in accordance with the Plan and (ii) to make certain amendments deemed necessary and advisable in connection with the operation of the Venture, with such restated Agreement to be effective as of the date of the issuance of the Partnership Interests to Eldorado I and Eldorado II.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the Fourth Amended and Restated Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The following terms shall have the respective meanings indicated:

“Act” - shall mean the Louisiana Gaming Control Act, La. R.S. 27:1 et seq., including the amendments thereto and regulations promulgated thereunder, as may be in effect from time to time.

“Accrued Preferred Return” - shall mean an amount equal to the Preferred Return but without subtraction for any amounts distributed to Noteholder.

“Additional Capital Contributions” - shall mean any contributions to the capital of the Venture made by any Partner after the date hereof pursuant to Section 3.2, other than Initial Capital Contributions of Partners admitted pursuant to Section 3.4.

“Adjusted Capital Account Deficit” - shall mean, with respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of any relevant fiscal year or other period and after giving effect to the following adjustments:

(a) credit to such Capital Account any amounts that such Partner is obligated or treated as obligated to restore with respect to any deficit balance in such Capital Account pursuant to Section 1.704-1(b)(2)(ii)(c) of the Regulations or is deemed to be obligated to restore with respect to any deficit balance pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2 (i)(5) of the Regulations; and

(b) debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.

“Affiliate(s)” - shall mean with respect to any Person, (i) any firm, corporation, partnership, limited liability company, association, trust or other person or entity that, directly or indirectly, controls, is controlled by, or is under common control with, such Person or (ii) any entity in which such Person owns directly or indirectly ten percent (10%) or more of any class of equity securities. For purposes hereof, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” - shall mean this Fifth Amended and Restated Joint Venture Agreement.

“Business Day” - shall mean any day during which federally chartered banks are not required to be closed under applicable federal or Louisiana law.

“Capital” - shall mean Shreveport Capital Corporation, a Louisiana corporation, that is wholly owned by the Venture.

“Capital Account” - shall mean, with respect to any Partner, the capital account established and maintained pursuant to Section 3.3.

“Capital Contribution” - shall mean, with respect to any Partner, the aggregate amount of money, and the initial Gross Asset Value of any property or asset contributed or deemed contributed to the Venture, net of liabilities assumed by the Venture in connection with such contribution or as to which such property or asset is subject when contributed, as set forth on Schedule 2.10 hereto with respect to Initial Capital Contributions or hereafter determined with respect to Additional Capital Contributions. In the case of a Partner that acquires an Interest in the Venture by virtue of an assignment or transfer in accordance with the terms of this Agreement, “Capital Contribution” means the pro rata Capital Contribution of such Partner’s predecessor to an extent proportionate to the acquired Interest.

“Casino” - shall mean the premises of the Complex upon which gaming activities are conducted pursuant to the Act.

“Code” - shall mean the Internal Revenue Code of 1986, as amended, or any successor statute. All references to specific sections of the Code shall be deemed to include any provisions of the Code that replace or supersede the sections in effect at the time of execution of this Agreement.

“Complex” - shall mean collectively the Vessel, the Casino, the Hotel, and the land based facilities related thereto, together with all related improvements, facilities and amenities used in connection with the operation thereof.

“Depreciation” - shall mean, with respect to any asset of the Venture for any fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery, as the case may be, allowed or allowable for federal income tax purposes in respect of such asset for such fiscal year or other period; provided, however, that if there is a difference between the Gross Asset Value and the adjusted tax basis of such asset, Depreciation shall mean “book” depreciation, cost recovery or amortization as determined under Section 1.704-1(b)(2)(iv)(g)(3) of the Regulations.

“Distributable Cash Flow” - shall mean for any period, (a) the net increase or decrease in cash and cash equivalents (treating any such decrease as a negative number); minus (b) increases to working capital reserves as expressly determined by the Managing Partner; plus (c)(i) decreases to working capital reserves as expressly determined by the Managing Partner, and (ii) distributions during the period made from Distributable Cash Flow of prior periods, all as determined in accordance with GAAP and the Venture’s then current accounting policies.

“Dollars” or “$” - shall mean the lawful currency of the United States of America.

“EBITDAM” - shall mean for any fiscal period, an amount equal to (a) consolidated net income of the Venture for such period, minus (b) the sum of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by the Venture (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), and (v) any other non-cash gains that have been added in determining consolidated net income, in each case to the extent included in the calculation of consolidated net income of the Venture for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income taxes, (ii) interest expense, (iii) loss from extraordinary items for such period, (iv) the amount of non-cash charges (including depreciation and amortization) for such period, (v) amortized debt discount for such period, and (vi) the amount of all fees payable to Eldorado and its Affiliates for such period pursuant to the Management Agreement, in each case of (a), (b) and (c) to the extent included in the calculation of consolidated net income of the Venture for such period in accordance with GAAP as modified by the following sentence, but without duplication. For purposes of this definition, the following items shall be excluded in determining consolidated net income of the Venture: (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, the Venture or any of the Venture’s Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which the Venture has an ownership interest, except to the extent any such income has actually been received by the Venture in the form of cash dividends or distributions; (3) the undistributed earnings of any Subsidiary of the Venture to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (4) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during the then current fiscal year; (5) any write-up of any asset; (6) any net gain from the collection of the proceeds of life insurance policies; (7) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any indebtedness, of the Venture; (8) in the case of a successor to the Venture by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets; and (9) any deferred credit representing the excess of equity in any Subsidiary of the Venture at the date of acquisition of such Subsidiary over the cost to the Venture of the investment in such Subsidiary.

“Effective Tax Rate” - shall mean a percentage equal to the greater of (a) the sum of (i) the highest federal marginal income tax rate in effect for individuals (after giving effect to the federal income tax deduction for such state and local income taxes and taking into account the effects of Code sections 67 and 68 as if the individual’s only income was the income allocated to such individual in his or her capacity as a Partner of the Venture) plus (ii) the highest marginal Louisiana and Shreveport, Louisiana income tax rate in effect for individuals or (b) the sum of (i) the highest federal marginal income tax rate in effect for corporations plus (ii) the highest marginal Louisiana and Shreveport, Louisiana income or franchise tax rate in effect for corporations (after giving effect to the federal income tax deduction for such state and local income or franchise taxes).

“Eldorado” - shall mean Eldorado Resorts LLC, a Nevada limited liability company.

“First Mortgage Notes” - shall mean those certain First Mortgage Notes due 2012 co-issued by the Venture and Capital pursuant to the Amended and Restated Indenture, dated as of July 21, 2005, among the Venture, Capital, the guarantors listed on the signature page thereto, and U.S. Bank National Association, as trustee.

“Fiscal Quarter” - shall mean any of the quarterly accounting periods of the Venture ending on the last day of March, June, September and December of each year.

“GAAP” - shall mean those generally accepted accounting principles and practices that are recognized as such by the American Institute of Certified Public Accountants acting through the Financial Accounting Standards Board (“FASB”) or through other appropriate boards or committees thereof and that are consistently applied for all periods so as to properly reflect the financial condition, and the results of operations and cash flows, of the Venture, except that any accounting principle or practice required to be changed by the FASB or other appropriate board or committee of the FASB in order to continue as a generally accepted accounting principle or practice may be so changed; provided, however, that it is understood that unaudited statements may be prepared (i) without footnote disclosure, (ii) based upon the good faith effort of the preparer to apply GAAP and (iii) without such year-end adjustments as may be required by the Venture’s auditors to conform to GAAP.

“Gaming Authorities” - shall mean any State of Louisiana gaming regulatory authorities authorized under the Act, including but not limited to, the Louisiana Gaming Control Board and the Riverboat Gaming Enforcement Division of the Louisiana State Police, and any other gaming regulatory authority with jurisdiction over the Casino, the Venture or any Partner.

“Gross Asset Value” - shall mean, with respect to any asset of the Venture, such asset’s adjusted basis for federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any asset (other than cash) contributed or deemed contributed by a Partner to the Venture shall be the gross fair market value of such asset at the time of its contribution as reasonably determined by the Managing Partner;

(b) if the Managing Partner reasonably determines that an adjustment is necessary or appropriate to reflect the relative economic interests of the Partners, the Gross Asset Values of all Venture assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Managing Partner, as of the following times:

(i) immediately prior to a Capital Contribution (other than a de minimis Capital Contribution) to the Venture by a new or existing Partner as consideration for a Partnership Interest;

(ii) immediately prior to the distribution by the Venture to a Partner of more than a de minimis amount of Venture property as consideration for the redemption of a Partnership Interest;

(iii) immediately prior to the liquidation of the Venture within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations; and

(iv) immediately prior to the grant of a Partnership Interest (other than a de minimis Interest) as consideration for the provision of services to or for the benefit of the Venture by an existing Partner acting in a Partner capacity, or by a new Partner acting in a Partner capacity or in anticipation of becoming a Partner;

(c) the Gross Asset Values of Venture assets distributed to any Partner shall be the gross fair market values of such assets as reasonably determined by the Managing Partner as of the date of distribution; and

(d) the Gross Asset Value of any Venture asset shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such asset pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustment is taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations; provided, however, that the Gross Asset Value shall not be adjusted pursuant to this paragraph (d) to the extent that the Managing Partner reasonably determines that an adjustment pursuant to paragraph (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).

At all times, the Gross Asset Value of an asset shall be adjusted by any Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Loss. Any adjustment to the Gross Asset Values of Venture property shall require an adjustment to the Partners’ Capital Accounts.

“Hotel” - shall mean the premises of the Complex operated as a hotel owned by the Venture and located at the Venture Site in Shreveport, Louisiana.

“Indirect Partner” - shall mean in the case of any Partner or any other Person, receiving through its ownership interest in another Person an allocation of taxable income attributable to the Venture that is a Subchapter S corporation, its shareholders, a partnership, its partners, a limited liability company, its members or in the case of trust treated as a “grantor trust” for federal income tax purposes, the Person treated as the owner of the trust.

“Interest” or “Partnership Interest” - shall mean a Partner’s share of the capital, Net Income and Net Loss of, and the right to receive distributions from, the Venture.

“Involuntary Transfer” - shall mean any Transfer pursuant to judicial proceedings, attachment, levy, lien upon, assignment for the benefit of creditors or Transfer by operation of law and any assumption of possession whether in fact or in law by any receiver, trustee, conservator or other fiduciary appointed by any court or government agency, if such attachment, levy, lien or assumption of possession shall not be absolutely removed or dissolved within one hundred and twenty (120) days after the same occurred.

“Management Agreement” - shall mean the Management Agreement among the Venture, Eldorado, dated as of July 22, 2005, together with such amendments thereto as the parties thereto may mutually agree and as shall be consented to by Noteholder Partner so long as the Preferred Capital Contribution Amount and all accrued Preferred Return thereon has not been reduced to zero and, after such time as the Preferred Capital Contribution Amount and all accrued Preferred Return thereon has been reduced to zero, such amendments thereto as the parties thereto may mutually agree that shall be consented to by Noteholder Partner to the extent that such amendments relate to payments to be made to the manager thereunder, which consent shall not be unreasonably withheld or delayed.

“Minimum Gain Attributable to Partner Nonrecourse Debt” - shall mean “partner nonrecourse debt minimum gain” as determined in accordance with Section 1.704-2(i)(2) of the Regulations.

“Net Income” or “Net Loss” - shall mean, for each fiscal year or other applicable period, an amount equal to the Venture’s net income or loss for such year or period as determined for federal income tax purposes by the Venture’s accountants, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments: (a) by including as an item of income any tax-exempt income received by the Venture; (b) by treating as a deductible expense any expenditure of the Venture described in Section 705(a)(2)(B) of the Code (including amounts paid or incurred to organize the Venture (unless an election is made pursuant to Section 709(b) of the Code) or to promote the sale of Interests and by treating deductions for any losses incurred in connection with the sale or exchange of Venture property disallowed pursuant to Section 267(a)(1) or Section 707(b) of the Code as expenditures described in Section 705(a)(2)(B) of the Code); (c) in lieu of depreciation, depletion, amortization, and other cost recovery deductions taken into account in computing total income or loss, there shall be taken into account Depreciation; (d) gain or loss resulting from any disposition of Venture property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of such property rather than its adjusted tax basis; and (e) in the event of an adjustment of the Gross Asset Value of any Venture asset which requires that the Capital Accounts of the Venture be adjusted pursuant to Regulation Section 1.704-1(b)(2)(iv)(e), (f) and (m), the amount of such adjustment is to be taken into account as additional Net Income or Net Loss pursuant to Section 4.3. If an item of income, gain, loss or deduction has been allocated pursuant to the special allocation rules in Sections 4.3(c) or 4.4, Net Income or Net Loss shall be computed without regard to such item.

“Nonrecourse Deductions” - shall have the meaning set forth in Sections 1.704-2(b)(1) and (c) of the Regulations.

“Nonrecourse Liabilities” - shall have the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

“Noteholder Partner” - shall mean Noteholder and each Transferee of Interests of Noteholder that becomes a Partner in accordance with the terms of this Agreement. In the event the Interests of Noteholder are held by more than one Partner, then references to the Noteholder Partner in this Agreement shall be deemed to be references to all such Partners who shall be treated pro rata in proportion to their respective Interests.

“Operating Income” - shall mean the income from continuing operations of the Venture, excluding any income or losses from extraordinary items, as reported on the Venture’s financial statements prepared in conformity with GAAP applied on a consistent basis with the Venture’s then current accounting policies; provided, however, that any income during the period from operations of the Venture that have been discontinued shall be included in Operating Income.

“Partner” - shall mean any Person executing this Agreement as of the Reorganization Date as a partner of the Venture and any Person who subsequently is admitted as a partner of the Venture, in accordance herewith, but does not include any Person who has ceased to be a Partner of the Venture.

“Partnership Law” - shall mean Article 2801 et seq., of the Civil Code of the State of Louisiana.

“Partnership Rights” - shall mean all of the rights of a Partner of the Venture, including, without limitation, a Partner’s (i) Interest; (ii) right to inspect the Venture’s books and records; and (iii) right, if any, to participate in the management of and vote on matters coming before the Venture in accordance with this Agreement.

“Percentage” - shall mean, as to each Partner, its percentage interest set forth after the Partner’s name on Schedule 2.10, or as modified from time to time by agreement of the Partners.

“Person” - shall mean and include an individual and any entity including, without limitation, a corporation, partnership, association, limited liability company, joint stock company, trust or estate.

“Preferred Capital Contribution Amount” - shall mean Twenty Million Dollars ($20,000,000), less the cumulative amounts distributed to the Noteholder Partner from time to time pursuant to Section Section 4.1(a)(i)(B) or Section 4.1(c)(ii) hereof.

“Preferred Return” - shall mean an amount calculated in the same manner as interest on a loan accruing daily from June 30, 2005, at an annual rate of 13% (based upon a 365 or 366 day year, as applicable), compounded quarterly on the last day of each Fiscal Quarter of each applicable year, taking into account distributions made pursuant to Section 4.1(a)(i)(A) and Section 4.1(c)(i) as if they were payments of interest and distributions made pursuant to Section 4.1(a)(i)(B) and Section 4.1(c)(ii) as if they were payments of principal.

“Regulations” - shall mean final or temporary income tax regulations of the United States Department of Treasury promulgated under the Code, as such regulations may be amended from time to time. All references to specific sections of the Regulations shall be deemed to include any provisions of the Regulations that replace or supersede the sections in effect at the Reorganization Date.

“Subsidiary” - shall mean, when used with reference to an entity, any corporation or other entity, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity.

“Tax” or “Taxes” - shall mean any and all federal, state, county, provincial, local, foreign and other taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, premium, estimated, capital, sales, use, ad valorem, property, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, customs, duties or guaranty fund assessments, together with any interest, additions to tax or interest, and penalties with respect thereto imposed by any taxing or governmental authority.

“Transfer” - shall mean a sale, gift, pledge, assignment, mortgage, alienation, hypothecation or other encumbrance or disposition in any manner of a like or unlike nature and shall include an Involuntary Transfer. The terms “Transferee” and “Transferor” when used in this Agreement shall mean the Person to whom or by whom respectively, a Transfer is made or purported to be made.

“Venture Minimum Gain” - shall mean “partnership minimum gain” as defined in Section 1.704-2(b)(2) of the Regulations

“Venture Site” - shall mean the berth site in Shreveport, Louisiana as more expressly described in “Exhibit A” attached hereto.

“Vessel” - shall mean a riverboat gaming vessel having approximately 30,000 square feet of net gaming space or such other amount of net gaming space as may be permitted under applicable Louisiana law, which riverboat gaming vessel shall be located at the Venture Site in Shreveport, Louisiana.

“Voting Partners” - shall mean all Partners other than the Noteholder Partner.

In addition to the foregoing, the following terms are defined on the page of this Agreement noted below:

Term	Page
“Adjusted Taxable Income”	20
“Affected Gain”	24
“Affected Partner”	38
“Affiliate Transaction”	16
“AIG”	27
“Annual Budget”	28
“Bankruptcy Court”	2
“Breaching Partner”	43
“Buy/Sell Notice”	38
“Call Determination Date”	41
“Call Purchase Price”	41
“Claim”	31
“Eldorado I”	1
“Eldorado II”	1
“Election Notice”	36
“Estimated Call Purchase Price”	41

Term	Page
“Estimated Put Purchase Price”	40
“First Amended and Restated Agreement”	1
“First Option Notice”	36
“First Option”	36
“Fourth Amended and Restated Joint Venture Agreement”	2
“HCS I”	2
“HCS II”	2
“Hilton”	1
“HNOC”	1
“HWCC Contribution”	2
“HWCC”	1
“Indemnitee”	30
“Liquidating Events”	45
“Losses”	30
“Managing Partner”	25
“Non-breaching Partners”	45
“NOP”	1
“Noteholder”	1
“Offered Interests”	36
“Optionor Partner”	36
“Original JV”	1
“Original Reorganization”	1
“Other Unsuitable Affiliate”	38
“Other Unsuitable Partner”	38
“Paddlewheels”	1
“Permitted Partners”	22
“Permitted Transferee”	34
“Plan”	2
“Purchase Price”	37
“Put Determination Date”	40
“Put Purchase Price”	40
“Regulatory Allocations”	24
“Reorganization Date”	2
“SEC”	32
“Second Amended and Restated Agreement”	2
“Second Option Notice”	36
“Second Option”	36
“Section 704(c) Tax Items”	25
“Secured Party Transferee”	35
“Sell Notice”	39
“Sodak Gaming”	2
“Sodak Merger”	2
“Sodak Sale”	2
“Sodak”	1
“Tax Distribution Amount”	20
“Tax Items”	24
“Tax Loan”	20
“Tax Matters Partner”	32
“TCW”	27
“Third Amended and Restated Agreement”	2
“Unsuitability Determination”	40
“Unsuitable Affiliate”	38
“Unsuitable Partner”	38
“Venture Creditor”	36
“Venture”	12

1.2 References. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other genders; (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP, consistently applied; (iii) references in this Agreement to “Articles,” “Sections,” “subsections,” “paragraphs” and other subdivisions without reference to a document are to designated Articles, Sections, subsections, paragraphs and other subdivisions of this Agreement; (iv) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions; (v) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (vi) the word “including” means “including, but not limited to,” (vii) the words “not including” mean “excluding only,” (viii) the term “or” is not exclusive and (ix) the headings in this Agreement are for convenience only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of any of the provisions of this Agreement. For purpose of convenience, the impersonal pronoun is sometimes used herein to refer to the Partners.

ARTICLE II

THE JOINT VENTURE

2.1 Formation. The Partners hereby agree to continue the Original JV as a Louisiana general partnership (the “Venture”), for the limited purposes and pursuant to the terms and conditions set forth herein.

2.2 Name. The name of the Venture is Eldorado Casino Shreveport Joint Venture and all business of the Venture shall be conducted in such name.

2.3 Ownership of Property. Legal title to all assets, rights and property, whether real, personal or mixed, conveyed to, or held by the Venture or its Subsidiaries shall reside with the Venture or its Subsidiaries and shall be conveyed only in the name of the Venture or its Subsidiaries, and no Partner or any other Person, individually, shall be deemed to have any direct ownership of such assets, rights or property.

2.4 Purpose, Powers.

(a) The purpose of the Venture is to own and operate the Complex in accordance with the terms and conditions of this Agreement, including, without limitation, the ownership of the capital stock of Capital.

(b) The sole purpose of the Venture shall be as specified in this Section 2.4. Except as otherwise provided in this Agreement, the Venture shall not engage in any other activity or business and no Partner shall have any authority to hold itself out as the agent of another Partner in any other business or activity.

(c) Subject to the terms, conditions and limitations set forth in this Agreement, the Venture shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to, or for the furtherance of, the purposes set forth in Section 2.4(a), including the power:

(i) to conduct its business, carry on its operations and have and exercise the powers granted to a partnership pursuant to the Partnership Law in any state, territory, district or possession of the United States, or in any foreign country that may be necessary, appropriate, proper, advisable, incidental or convenient to the ownership and operation of the Complex;

(ii) to form and own interests in any corporation, association, partnership (general or limited), joint venture, limited liability company, limited liability partnership or any other legal entity, in each case, to the extent necessary, appropriate, proper, advisable, incidental or convenient to the ownership and operation of the Complex; and

(iii) to, either directly or indirectly, lend money, invest and reinvest its funds, and take and hold real, personal and mixed property, either directly or indirectly, as security for the payment of funds loaned or invested, in each case to the extent necessary, appropriate, proper, advisable, incidental or convenient to the ownership and operation of the Complex.

2.5 Place of Business. The principal place of business of the Venture shall be at 451 Clyde Fant Parkway, Shreveport, Louisiana 71101 or at such other place within or outside the State of Louisiana, as may be determined by the Managing Partner.

2.6 Term. The term of the Venture shall continue until the earlier of the dissolution, liquidation and termination of the Venture pursuant to the provisions of ARTICLE XI.

2.7 Partnership Status. The Partners intend that the Venture shall be treated as a partnership for United States federal, state and local tax purposes to the extent such treatment is available, and agree to file all tax returns and take all tax positions in a manner consistent with such treatment. The Venture shall take any action necessary to be taxed as a “partnership” for federal, state and local income tax purposes and neither the Venture nor any Partner shall take any action that would result in the Venture being taxed as other than a “partnership” for federal income tax purposes, including, but not limited to, electing to be taxed as other than a “partnership” by filing Form 8832, “Entity Classification Election.”

2.8 Statutory Compliance. The Venture shall exist under and be governed by, and this Agreement shall be construed in accordance with, the applicable laws of the State of Louisiana including the Partnership Law and the Act. The Partners shall make all filings and disclosures required by, and shall otherwise comply with, all such laws. The Partners shall execute and file in the appropriate records any assumed or fictitious name certificates and other documents and instruments as may be necessary or appropriate with respect to the formation of, and conduct of business by, the Venture.

2.9 Ownership of Property. Legal title to all assets, rights and property, whether real, personal or mixed, conveyed to, or held by the Venture or its Subsidiaries shall reside in the Venture or its Subsidiaries and shall be conveyed only in the name of the Venture or its Subsidiaries, and no Partner or any other Person, individually, shall be deemed to have any direct ownership of such assets, rights or property. The Venture’s credit and assets shall be used solely for the benefit of the Venture, and no asset of the Venture shall be transferred or encumbered for or in payment of any separate obligation of a Partner or any other Person.

2.10 Partners.

(a) Partners. The name, present mailing address, taxpayer identification number, Initial Capital Contribution and Percentage of each Partner are set forth on Schedule 2.10, as the same may be amended from time to time in accordance with this Agreement.

(b) Admission of New Partners. New Partners may be admitted by the Managing Partner in accordance with Section 3.4 or in accordance with the transfer provisions contained in ARTICLE IX.

(c) Power of Partners. The Partners shall have the power to exercise any and all rights or powers granted to such Partners pursuant to the express terms of this Agreement. Except as otherwise expressly provided by this Agreement or required by the Partnership Law, no Partner shall have the power to act for or on behalf of, or to bind, the Venture or any other Partner. For the avoidance of doubt, except as otherwise expressly provided by this Agreement or required by the Partnership Law, the Noteholder Partner shall have no right to vote in any matter relating to the Venture and shall have no power or authority to control, manage or otherwise obligate the Venture in any manner whatsoever.

(d) Responsibility for Commitments. Other than as expressly provided for in this Agreement, neither the other Partners nor the Venture shall be responsible or liable for any indebtedness or obligation of a particular Partner incurred either before or after the execution of this Agreement, nor shall the Venture be responsible or liable for any such indebtedness or obligation of a Partner, except for (i) indebtedness or obligations expressly incurred or assumed by a Partner pursuant to the terms of this Agreement or (ii) otherwise as expressly mutually agreed upon by the Venture and the Partners.

(e) Relationship of Parties. The relationships of the parties hereto shall be that of a partnership, for the sole and limited purpose of carrying on the business of the Venture. Except insofar as otherwise provided for in this Agreement, nothing herein shall be deemed to create an agency, partnership, limited liability company or other agreement, understanding or arrangement between the Partners for the carrying on of business outside the scope of this Agreement, nor shall any Partner have the ability to act as agent for any other Partner.

2.11 Independent Activities.

(a) Each Partner shall be required to devote only such time to the affairs of the Venture as such Partner determines in its sole discretion may be necessary to the performance of such Partner’s responsibilities for the management and operation of the Venture except to the extent required under the Management Agreement, and each Partner shall be free to serve any other Person or enterprise in any capacity that it may deem appropriate. Except as otherwise provided below, nothing in this Agreement shall prevent any Partner or any Affiliate of any Partner from owning, operating or investing in any asset not owned or operated by the Venture or its Subsidiaries, wherever located. Each Partner agrees that, except as provided below, the other Partners and the Affiliates, directors, managers, officers, employees, partners, members and other Persons related to the other Partners may engage in or possess an interest in another business venture or ventures of any nature and description, independently or with others, whether or not competitive with the Venture, including, but not limited to, the ownership, financing, leasing, management, improvement, development and operation of any real property, hotels and/or casinos wherever located, and this Agreement shall grant neither the Venture nor any Partner any right to prevent or participate in any such independent venture or business or to the income and profits derived therefrom, and each Partner waives any rights it may otherwise have to, by reason of any duty otherwise owed to the Venture or its Partners, share or participate in such other interests or activities of the other Partners or their Affiliates.

Notwithstanding the foregoing, so long as Noteholder is a Partner, none of Eldorado I, Eldorado II or any Affiliate thereof shall, directly or indirectly, for their own account, or as a partner, member, advisor or agent of any partnership or joint venture, or as a trustee, officer, director, shareholder, advisor or agent of any corporation, trust or other business organization or entity, own, manage, join, participate, encourage, support, finance, be engaged in, have an interest in, give financial assistance or advice to, permit the Eldorado name to be used in connection with or be concerned in any way in the ownership, management, operation or control of any casino gaming operation within a fifty (50) mile radius of the Complex or within a twenty five (25) mile radius of Dallas, Texas. The foregoing shall not preclude ownership of less than five percent (5%) of any class of the outstanding securities of any entity whose securities are traded on a United States national securities exchange or quoted on The Nasdaq Stock Market.

(b) Except as set forth in this Agreement, no Partner need disclose to any other Partner or the Venture any other business venture in which it or its Affiliates may have an interest or any other business opportunity presented to it, even if such opportunity is of a character that, if presented to the Venture, could be taken by the Venture, and each Partner and its Affiliates shall have the right to take for its own account or to recommend to others any such particular investment opportunity or business venture.

(c) Each Partner agrees that it and its Affiliates will conduct their activities, and will cause any activities conducted on their behalf to be conducted in a lawful manner and specifically will not engage in the following transactions:

(i) Payments or offers of payment, directly or indirectly, to any domestic or foreign government official or employee in order to obtain business, retain business or direct business to others, or for the purpose of inducing such government official or employee to fail to perform or to perform improperly his or her official functions;

(ii) receive, pay or offer anything of value, directly or indirectly, from or to any private party in the form of a commercial bribe, influence payment or kickback for any such purpose; or

(iii) use, directly or indirectly, any funds or other assets of the Venture or of such Partner for any unlawful purpose including political contributions in violation of applicable laws, regulations, rules or orders.

(d) Each Partner shall independently comply with all federal, state and local gaming regulations in any jurisdiction to which any Partner is or becomes subject to during the term of the license issued by any of the Gaming Authorities to the Venture, including submitting to and cooperating in any investigation required by such jurisdiction by virtue of the Partner’s Interests in the Venture. Each Partner shall bear all of its own costs that it incurs in connection with such compliance.

2.12 Expenses of Partners. Except as specifically provided in this Agreement, no Partner shall be paid for services rendered to the Venture by such Partner. The Managing Partner shall determine the amounts, if any, that the Venture will reimburse a Partner (or any Affiliate thereof) for costs and expenses incurred by such Partner or Affiliate on behalf and for the benefit of the Venture; provided, however, that no reimbursement shall be made pursuant to this Section 2.12 unless the services to be reimbursed comply with the provisions of Section

2.13; provided, further, however, that no overhead or general administrative expenses of a Partner or its Affiliates shall be allocated to the operation of the Venture, and no salaries, fees, commissions or other compensation shall be paid by the Venture to a Partner or its Affiliates or to any officer or employee of a Partner or its Affiliates for any services rendered to the Venture, except as may be provided in the Management Agreement or as may be approved in advance by the Managing Partner.

2.13 Transactions with Affiliates. The Venture shall not, and shall not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliates (each an “Affiliate Transaction”), unless: (a) such Affiliate Transaction is on terms that are no less favorable to the Partnership or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Venture or such Subsidiary with an unrelated Person; and (b) the Venture delivers to each Partner that is not an Affiliate of the party to the Affiliate Transaction:

(i) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1,000,000, a certificate of the Managing Partner to the effect that such Affiliate Transaction complies with this Section 2.13 and that such Affiliate Transaction has been approved by the Managing Partner; and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5,000,000, an opinion as to the fairness to the Partnership of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The foregoing provisions of this Section 2.13 shall not apply to the following: (a) payments made pursuant to, or any other transactions contemplated by, the Management Agreement; (b) purchases of goods and services in the ordinary course of business on terms that are no less favorable to the Venture or its Subsidiaries than would be reasonably expected to be obtained from an unrelated third party and in an amount not to exceed $1,000,000 per year ; (c) transactions between or among the Venture and any of its Subsidiaries; (d) Additional Capital Contributions or distributions permitted by the terms of this Agreement; and (e) reasonable fees and compensation (including bonuses, retirement plans and securities, stock options and stock ownership plans) paid or issued to and indemnities provided on behalf of officers, directors, employees or consultants of the Venture or any Subsidiary in the ordinary course of business.

ARTICLE III

CAPITAL CONTRIBUTIONS

3.1 Capital Contributions. Each Partner has previously contributed or caused to be contributed to the Venture, as its Initial Capital Contribution, cash and/or property in the amount set forth on Schedule 2.10 and its Partner’s Capital Account has been credited accordingly.

3.2 Additional Capital Contributions.

(a) Each Partner may, upon request of the Managing Partner, elect to contribute to the Venture, in cash or other property, as determined by the Managing Partner, all amounts that, in the judgment of the Venture, are necessary to enable the Venture to cause the assets of the Venture to be properly operated and maintained and to discharge the costs, expenses, obligations and liabilities of the Venture; provided, however, that no Partner shall be required to make any Additional Capital Contributions. In the event that the Managing Partner, in its sole discretion, determines that there is a need for Additional Capital Contributions, the Managing Partner shall give each Partner written notice of such determination describing the amount of the aggregate consideration sought, each Partner’s pro rata share thereof (based upon each Partner’s Percentage) and the date by which each Partner must notify the Managing Partner, in writing, of whether or not such Partner agrees to make a voluntary Additional Capital Contribution equal to its pro rata share (and any share allocable to any other Partner who holds such preemptive rights and has refused to make a voluntary Additional Capital Contribution) which date shall be no earlier than ten (10) days after receipt of the notice. If any Partner agrees to make all or part of such aggregate Additional Capital Contributions, the closing with respect to such transaction shall occur no later than ten (10) Business Days following receipt by the Venture of the written acceptance by the Partner with respect to such Additional Capital Contributions. The failure of a Partner to notify the Managing Partner within the allotted time of its election to make an Additional Capital Contribution shall be deemed to be a refusal by such Partner to make an Additional Capital Contribution and a waiver of such Partner’s preemptive rights with respect to such Additional Capital Contribution. Notwithstanding the foregoing, a failure to make an Additional Capital Contribution pursuant to this Section 3.2(a) shall not waive such Partner’s right to make future Additional Capital Contributions pursuant to this Section 3.2(a).

(b) Each Additional Capital Contribution made by a Partner shall cause an increase in such Partner’s Capital Account and shall change each Partner’s Percentage Interest to the percentage equivalent to a fraction, the numerator of which is the sum of (i) the fair market value of such Partner’s Interest immediately prior to the Additional Capital Contribution, not including the Preferred Capital Contribution Amount or the Preferred Return plus (ii) the amount of the Partner’s Additional Capital Contribution, and the denominator of which is the sum of (i) the fair market value of all Partner Interests immediately prior to the Additional Capital Contribution, not including the Preferred Capital Contribution Amount or the Preferred Return plus (ii) the aggregate Additional Capital Contributions of all Partners. For purposes of this Section 3.2(b), “fair market value” shall be determined by a valuation proposed by the Managing Partner; provided, however, that if the Noteholder Partner disputes such valuation, then the Partners shall select an investment bank or valuation firm that shall make such valuation, and if the Partners cannot agree on such investment bank or valuation firm, the Managing Partner and the Noteholder Partner shall each select an investment bank or valuation firm and the fair market value shall be the average of the valuations determined by such investment banks or valuation firms.

3.3 Capital Accounts. The Venture will maintain a capital account for each Partner. The initial value of the Capital Account of each Partner shall be equal to its Initial Capital Contribution. Each Partner’s Capital Account shall be (i) increased by (A) any Additional

Capital Contributions made by such Partner, (B) the share of Venture Net Income allocated to such Partner and any income allocated pursuant to Sections 4.3(c) and 4.4 and (C) the amount of liabilities of the Venture assumed by such Partner or that are secured by any Venture assets distributed to such Partner and (ii) decreased by (A) the amount of cash and the Gross Asset Value of any Venture assets distributed to such Partner, (B) the share of Venture Net Loss allocated to such Partner and (C) the amount of liabilities of the Partner assumed by the Venture or that are secured by any assets contributed to the Venture by such Partner. In the event that an Interest is Transferred in accordance with this Agreement, the Capital Account of the Transferor (at the time of such Transfer) shall carry over to the Transferee; provided, however, that if any Partner Transfers less than its entire Interest in the Venture, the Transferor’s Capital Account shall be allocated to the Interest retained by the Transferor and the Interest Transferred and the Transferor and Transferee agree. In furtherance of the foregoing, the Capital Accounts shall be maintained in compliance with Section 1.704-1(b)(2)(iv) of the Regulations, and the provisions hereof shall be interpreted and applied in a manner consistent therewith.

3.4 Additional Partners. Subject to Section 3.2 and ARTICLE IX, additional Persons may be admitted to the Partnership as Partners and Partnership Interests may be created and issued to those Persons and to existing Partners upon the approval of the Managing Partner and, so long as Noteholder is a Partner, with the consent of the Noteholder Partner, which consent shall not be unreasonably withheld or delayed, and on such terms and conditions as the Managing Partner may determine at the time of admission and, so long as Noteholder is a Partner, as shall be reasonably acceptable to the Noteholder Partner. The terms of admission or issuance must specify the Partnership Interests, the amount of such Partner’s Initial Capital Contribution and any priority applicable thereto. At the time of admission, each new Partner shall agree in writing to be bound by the terms of this Agreement and shall make such representations and warranties as the Managing Partner may require. No Person may become a Partner without the approval of the Managing Partner, which approval may be withheld with or without cause in the sole discretion of the Managing Partner. Any Transferee of a Partnership Interest that is not admitted to the Venture as a Partner is entitled to receive, to the extent Transferred, only the distributions and allocations of profits and losses to which the Transferor would be entitled, and no other Partnership Rights whatsoever.

3.5 Loans. The Managing Partner may, from time to time, cause the Venture to borrow funds from third party institutional lenders or other Persons that are not Affiliates of the Venture or any Voting Partner on commercially reasonable terms, and to grant a security interest or other lien on the Venture’s property as security for a loan.

3.6 Limitations on Return of Capital.

(a) Except as provided in this Agreement, a Partner shall not be entitled to a withdrawal or a return of any part of its Capital Contributions, interest on its Capital Contributions or to receive property or assets other than cash in return thereof.

(b) Except as otherwise provided in this Agreement, no Partner shall be entitled to priority over any other Partner with respect to a return of its Capital Contributions, to the property and assets of the Venture or to allocations of income, gains, losses, deductions, expenses, obligations, liabilities, credits or distributions.

(c) No Partner with a deficit balance in its Capital Account shall have any obligation to the Venture, to any other Partner or to any third party to restore the deficit balance, except as expressly provided herein and except to the extent required by law.

ARTICLE IV

ALLOCATIONS AND DISTRIBUTIONS

4.1 Distributions of Distributable Cash Flow; Tax Withholding.

(a) General. Except as otherwise provided in Sections 4.1(b), 4.1(c) and 11.2, distributions of any Distributable Cash Flow of the Venture for any fiscal year remaining after any distributions pursuant to Sections 4.1(b) and 4.1(c) shall be made as follows and in the following order of priority:

(i) First, to the extent of any Distributable Cash Flow remaining after all distributions required to be made with respect to the current and all prior fiscal years, the Venture shall make cash distributions to the Noteholder Partner in such amounts sufficient to (A) first pay all accrued Preferred Return not previously paid and (B) second pay the remaining Preferred Capital Contribution Amount, by the amount of such distributions; provided that the Managing Partner shall have no obligation to authorize any distributions pursuant to this paragraph (i);

(ii) Second, to the extent of any Distributable Cash Flow remaining after all distributions required to be made with respect to the current and all prior fiscal years, the Venture shall make distributions to the Partners in proportion to their Percentages in such amount and at such times as may be determined by the Managing Partner in the sole discretion of the Managing Partner; provided that the Managing Partner shall have no obligation to authorize any distributions pursuant to this paragraph (ii).

In the event there is insufficient Distributable Cash Flow in any fiscal year to make all of the distributions called for in Section 4.1(b), then undistributed Distributable Cash Flow of prior fiscal years shall be used to make such distributions. In no event shall any distributions be made pursuant to the provisions of this Section 4.1(a) unless all of the distributions required at such time pursuant to Section 4.1(b) and Section 4.1(c) have been made.

In the event there is insufficient Distributable Cash Flow in any fiscal year (including undistributed Distributable Cash Flow of prior fiscal years, to the extent applicable as set forth in the immediately preceding paragraph) to make all of the distributions called for in Section 4.1(b), the shortfall shall be carried forward and paid in the following years with the same priority as the corresponding required distribution for such year.

In applying the priorities and timing principles set forth for distributions pursuant to this Section 4.1(a) and Section 4.1(b), the Managing Partner may determine not to make or to defer a lower priority distribution with respect to any particular fiscal year that is required to be made earlier in time than another higher priority distribution with respect to such fiscal year, or to make such lower priority distribution in a reduced amount and defer the balance.

(b) Tax Distributions. Prior to any distribution pursuant to the provisions of Section 4.1(a), distributions of Distributable Cash Flow of the Venture for any fiscal year (plus, to the extent there is insufficient Distributable Cash Flow of the Venture in any fiscal year to make all of the distributions called for in this Section 4.1(b), undistributed Distributable Cash Flow of prior fiscal years) shall be made as follows and in the following order of priority:

(i) With respect to any period for which the Partners or the Indirect Partners are required to make estimated Tax payments, if any Partner would be allocated taxable income of the Venture for federal, state and/or local income tax purposes if such period were a separate taxable year (and for this purpose all items of income, gain, loss or deduction of the Venture required to be separately stated pursuant to Section 703 of the Code shall be included in this calculation of taxable income (other than the amount, if any, by which capital losses exceed capital gains)), then at least 5 days prior to the date on which corporations are required to make estimated Tax payments with respect to such period (or if there is a change in law relating to the required date for filing of estimated Tax payments, such earlier date as the Managing Partner shall determine to maintain the intent of the parties), the Venture shall distribute to all Partners (such distribution to each Partner being referred to as such Partner’s “Tax Distribution Amount”), an aggregate amount of Distributable Cash Flow sufficient to provide each Partner with at least an amount equal to (x) the Effective Tax Rate multiplied by (y) such Partner’s share of the taxable income of the Venture (other than the amount, if any, by which capital losses exceed capital gains) for such period net of any prior losses allocated to such Partner and not previously applied as an offset to such Partner’s share of taxable income, excluding any such taxable income resulting from allocations of items of gross income and gain pursuant to Section 4.3(c) (such Partner’s “Adjusted Taxable Income”); provided, however, that at least 5 days prior to the date on which the Partners or Indirect Partners are required to pay federal, state or local income Tax with respect to a fiscal year, a final calculation shall be made of the Partners’ Adjusted Taxable Income for such fiscal year, and if the sum of the Tax Distribution Amounts to the Partners made for each estimated tax period during such fiscal year differs from the Tax Distribution Amounts calculated based on such final determination of the entire fiscal year’s Adjusted Taxable Income, the difference shall be distributed to the Partners or paid by the Partners to the Venture, as the case may be. If there is a subsequent increase in any Partner’s Adjusted Taxable Income for any fiscal period (as a result, for example, of an audit by a governmental unit), the Venture shall distribute to the Partners, in proportion to their Percentages, an aggregate amount sufficient to permit each Partner to make any payment of Taxes due by reason of such increase in Adjusted Taxable Income. Any amounts distributed to a Partner to this Section 4.1(b)(i) shall be treated as an advance distribution of, and shall reduce the amount otherwise distributable to such Partner pursuant to Sections 4.1(a) and 4.1(c).

(ii) The Venture shall withhold and deposit, as required under applicable law, with respect to each Partner all withholding Taxes imposed with respect to the allocation of taxable income or distributions to such Partner. Such amounts shall be treated as a distribution to such Partner for all purposes of this Agreement. To the extent that any such amounts are required to be withheld with respect to a Partner’s Adjusted Taxable Income or any distributions to be made to such Partner pursuant to Section 4.1(b)(i), and the amount treated as a distribution pursuant to this Section 4.1(b)(ii) exceeds the amount that would otherwise be distributed to such Partner under the other provisions of Section 4.1, such excess shall be treated as a loan from the Venture to the Partner (a “Tax Loan”) that shall be payable upon demand and shall bear interest, from the date that the Venture made the payment to the relevant taxing authority, at the lesser of (i) a variable rate per annum at all times equal to two hundred (200) basis points in excess of the Thirty Year Treasury Bill rate of interest as published from time to time in The Wall Street Journal or (ii) the maximum legal interest rate under applicable law. So long as any Tax Loan or the interest thereon remains unpaid, the Venture shall make future distributions due to such Partner under this Agreement by applying the amount of any such distribution first to the payment of any unpaid interest on all Tax Loans of such Partner and then to the repayment of the principal of all Tax Loans of such Partner. The Managing Partner shall have the authority to take all actions necessary to enable the Venture to comply with the provisions of any withholding tax act applicable to the Venture and to carry out the provisions of this Section 4.1(b)(ii). Nothing in this Section 4.1(b)(ii) shall create any obligation on any Partner to advance funds to the Venture or to borrow funds from third parties in order to make any payments on account of any liability of the Venture under any withholding tax act.

(c) On the eighth anniversary of the Reorganization Date, the Venture shall distribute to the Noteholder Partner amounts sufficient to (i) pay all accrued Preferred Return not previously paid and (ii) pay the remaining Preferred Capital Contribution Amount. In no event shall any distributions be made pursuant to the provisions of Section 4.1(a)(ii) unless sufficient distributions have been made pursuant to Section 4.1(a)(i) and this Section 4.1(c) such that the Noteholder Partner has received all accrued Preferred Return and the Preferred Capital Contribution Amount has been reduced to zero. Failure to pay amounts required to be paid pursuant to this Section 4.1(c) shall give rise to the right to terminate the Management Agreement as set forth therein.

4.2 In-Kind Distributions. Except as otherwise provided in this Agreement, assets of the Venture (other than cash) may be distributed in kind to the Voting Partners to the extent determined by the Managing Partner. If any assets of the Venture are distributed to the Partners in kind, such assets shall be valued on the basis of the fair market value thereof on the date of distribution, and the Capital Accounts of the Partners shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in such property (that has not previously been reflected in the Capital Accounts of the Partners) would be allocated among the Partners if there were a taxable disposition of such property for its fair market value (taking into account Section 7701(g) of the Code) on the date of distribution.

4.3 Allocation of Net Income and Net Loss.

(a) Net Income. After giving effect to the special allocation set forth in Sections 4.3(c) and 4.4, Net Income for any fiscal year or other applicable period shall be allocated as follows and in the following order of priority:

(i) First, to the Noteholder Partner, until the cumulative Net Income allocated pursuant to this Section 4.3(a)(i) for the current and all prior periods equals the cumulative accrued and unpaid Preferred Return for all prior periods;

(ii) Second, to the Partners, until the cumulative Net Income allocated pursuant to this Section 4.3(a)(ii) for the current and all prior periods equals the cumulative Net Loss allocated pursuant to Section 4.3(b) to such Partners for all prior periods in the reverse order that such Net Loss was allocated and in proportion to the allocation of such Net Loss among the Partners with respect to any period; and

(iii) Third, to the Partners in proportion to their Percentages.

(b) Net Loss. After giving effect to the special allocations set forth in Sections 4.3(c) and 4.4, Net Loss for any fiscal year or other applicable period shall be allocated as follows and in the following order of priority:

(i) To the Partners in proportion to their Percentages.

(ii) Notwithstanding Section 4.3(b)(i), to the extent any Net Loss allocated to a Partner under Section 4.3(b)(i), would cause such Partner to have an Adjusted Capital Account Deficit as of the end of the fiscal year to which such Net Loss relates, such Net Loss shall not be allocated to such Partner and instead shall be allocated to other Partners (the “Permitted Partners”), first to the Permitted Partners that have positive Capital Account balances (computed by crediting such Capital Accounts with the amount each such Partner is obligated or deemed obligated to restore) in proportion to and to the extent of the positive Capital Account balances, if any, of the Permitted Partners, and thereafter in accordance with the Permitted Partners’ respective economic risk of loss with respect to any indebtedness to which the remaining Net Loss (or item thereof) is attributable.

(c) Gross Income. Prior to any allocation of Net Income or Net Loss for any fiscal year or other applicable period, items of gross income or gain of the Venture shall be allocated to the Partners as follows and in the following order of priority:

(i) In the event of a distribution pursuant to Section 4.1(a)(i) or Section 4.1(c), where the cumulative amount of distributions in such and all prior periods pursuant to Sections 4.1(a)(i) and 4.1(c)(excluding distributions in excess of the amount of the Accrued Preferred Return) exceeds the sum of the cumulative amount of (x) Net Income allocated to the Noteholder Partner pursuant to Section 4.3(a)(i) in such period and in all prior periods; and (y) the aggregate of items of gross income allocated pursuant to this Section 4.3(c)(i), in all prior periods, items of gross income shall be allocated to the Noteholder Partner so that the cumulative amount distributed pursuant to Sections 4.1(a)(i) and 4.1(c) in such period and all prior periods (excluding distributions in excess of the amount of the Accrued Preferred Return) equals the sum of (x) the cumulative amount of Net Income allocated pursuant to Section 4.3(a)(i); and (y) the aggregate of the items of gross income allocated pursuant to this Section 4.3(c)(i), for such period and all prior periods.

(ii) In the event of a sale, exchange or other disposition of all or substantially all of the assets of the Venture, or upon the liquidation of the Venture within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations, beginning in the year in which the contract or agreement for such sale, exchange, disposition or liquidation is entered into or, if such contract or agreement is entered into on or prior to the date on which the Venture’s federal income tax return with respect to the prior year is required to be filed (including any extensions), beginning in such prior year, items of gross income, gain, loss and deduction shall be allocated among the Partners so as to cause their respective Capital Account balances to equal as nearly as possible the amounts that would be distributable to each of them if distributions of all Venture assets were made in the following priorities:

a. First, to the Noteholder Partner amounts sufficient to pay all accrued Preferred Return not previously paid and pay the Preferred Capital Contribution Amount until the Preferred Capital Contribution Amount has been reduced to zero; and

b. The balance, if any, to the Partners in accordance with their respective Percentages in the Venture.

(d) Notwithstanding any other provision of this Agreement to the contrary, no item of Net Income or Net Loss, including, but not limited to, discharge of indebtedness income, earned or incurred prior to (i) the capital contribution made by, (ii) the execution of this Agreement by, and (iii) the admission to the Venture of, Eldorado I or Eldorado II will be allocated to either Eldorado I or Eldorado II.

4.4 Special Allocations. The following special allocations shall be made in the following order:

(a) Minimum Gain Chargeback. If there is a net decrease in Venture Minimum Gain for any Venture fiscal year (except as a result of conversion or refinancing of Venture indebtedness, certain capital contributions or revaluation of the Venture property as further outlined in Sections 1.704-2(d)(4), (f)(2) or (f)(3) of the Regulations), each Partner shall be specially allocated items of Venture income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Partner’s share of the net decrease in Venture Minimum Gain. The items to be so allocated shall be determined in accordance with Section 1.704-2(f) of the Regulations. This Section 4.4(a) is intended to comply with the minimum gain chargeback requirement in said Section of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this Section 4.4(a) shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

(b) Minimum Gain Attributable to Partner Nonrecourse Debt. If there is a net decrease in Minimum Gain Attributable to Partner Nonrecourse Debt during any fiscal year (other than due to the conversion, refinancing or other change in the debt instrument causing it to become partially or wholly nonrecourse, certain capital contributions, or certain revaluations of Venture property as further outlined in Section 1.704-2(i)(4) of the Regulations), each Partner shall be specially allocated items of Venture income and gain for such year (and, if necessary, subsequent years) in an amount equal to the Partner’s share of the net decrease in the Minimum Gain Attributable to Partner Nonrecourse Debt. The items to be so allocated shall be determined in accordance with Section 1.704-2(i)(4) and (j)(2) of the Regulations. This Section 4.4(b) is intended to comply with the minimum gain chargeback requirement with respect to Partner Nonrecourse Debt contained in said Section of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this Section 4.4(b) shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

(c) Qualified Income Offset. In the event a Partner unexpectedly receives any adjustments, allocations or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6)

of the Regulations, and such Partner has an Adjusted Capital Account Deficit, items of Venture income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit as quickly as possible. This Section 4.4(c) is intended to constitute a “qualified income offset” under Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

(d) Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other applicable period shall be allocated to the Partners in accordance with their respective Percentages.

(e) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any fiscal year or other applicable period shall be specially allocated to the Partner that bears the economic risk of loss for the debt in respect of which such Partner Nonrecourse Deductions are attributable (as determined under Section 1.704-2(b)(4) and (i)(1) of the Regulations).

(f) Curative Allocations. The Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss, and deduction among the Partners so that, to the extent possible, the cumulative net amount of allocations of Venture items under Sections 4.3 and 4.4 shall be equal to the net amount that would have been allocated to each Member if the Regulatory Allocations had not occurred. This Section 4.4(f) is intended to minimize to the extent possible and to the extent necessary any economic distortions which may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith. For purposes hereof, “Regulatory Allocations” shall mean the allocations provided under this Section 4.4 (other than this Section 4.4(f)).

4.5 Tax Allocations.

(a) Generally. Subject to Section 4.5(b) and 4.5(c) hereof, items of income, gain, loss, deduction and credit to be allocated for income tax purposes (collectively, “Tax Items”) shall be allocated among the Partners on the same basis as their respective book items.

(b) Sections 1245/1250/1(h)(6) Recapture. If any portion of gain from the sale of property is treated as gain that is ordinary income by virtue of the application of Code Section 1245 or 1250 or is subject to the provisions of Code Section 1(h)(6) (“Affected Gain”), then (A) such Affected Gain shall be allocated among the Partners in the same proportion that the depreciation and amortization deductions giving rise to the Affected Gain were allocated and (B) other Tax Items of gain of the same character that would have been recognized, but for the application of Sections 1245, 1250 and/or 1(h)(6) of the Code, shall be allocated away from those Partners who are allocated Affected Gain pursuant to Clause (A) so that, to the extent possible, the other Partners are allocated the same amount, and type, of capital gain that would have been allocated to them had Sections 1245, 1250 and/or 1(h)(6) of the Code not applied. For purposes of the prior sentence, each Partner shall be treated as having been allocated depreciation and amortization in the same proportion as such Partner (on or after the date of this Agreement), has been allocated any deductions, directly or indirectly, giving rise to the Affected Gain.

(c) Allocations Respecting Section 704(c) and Revaluations. Notwithstanding Section 4.5(a) hereof, Tax Items with respect to all Venture property that is subject to Section 704(c) of the Code and/or Sections 1.704-1(b)(2)(iv)(d) and/or (f) of the Regulations (collectively “Section 704(c) Tax Items”) shall be allocated in accordance with Regulation Section 1.704-3(b), unless the Managing Partner elects to use another method permitted under the Regulations.

4.6 General.

(a) If an Interest in the Venture is transferred and/or modified in accordance with the provisions of this Agreement, there shall be allocated to each Partner who held the transferred and/or modified Interest in the Venture during the fiscal year of the transfer and/or modification the product of (a) the Venture’s Net Income or Net Loss allocable to such transferred and/or modified Interest for such fiscal year, and (b) a fraction, the numerator of which is the number of days such Partner held the transferred and/or modified Interest during such fiscal year, and the denominator of which is the total number of days in such fiscal year; provided, however, that if a Partner requests, or at the election of the Managing Partner in its sole discretion, such Net Income or Net Loss shall be allocated by closing the books of the Venture immediately after the transfer and/or modification of an Interest in the Venture. Such allocation shall be made without regard to the date, amount or recipient of any distributions that may have been made with respect to such transferred Interest.

(b) Notwithstanding any other provision of this Agreement or of the Fourth Amended and Restated Joint Venture Agreement of the Venture to the contrary, upon the occurrence of the events described in paragraph N of the Preliminary Statement to this Agreement, the Venture closed its books under the “interim closing of the books” method under Section 706(d) of the Code and the Regulations promulgated thereunder.

ARTICLE V

MANAGEMENT

5.1 Management by Managing Partner. Eldorado I shall be, and hereby is, appointed the Managing Partner (the “Managing Partner”) for the Venture and is hereby charged with, and Eldorado I hereby agrees to assume the responsibility and authority for, the oversight and supervision of the operation of the Venture’s business. The Managing Partner shall have sole and exclusive control of the business of the Venture and shall be authorized and empowered to determine all questions relating to the conduct, operation and management of the business of the Venture, and the determinations of the Managing Partner shall be binding upon the Partners and all other Persons for all purposes.

Subject to the limitations and restrictions set forth in this Agreement, the Managing Partner shall have all necessary powers to carry out the purposes and conduct of the business of the Venture. In addition to any other rights and powers that the Managing Partner may possess, the Managing Partner, without the consent or approval of any other Partner, shall have all specific rights and powers required or appropriate to the management of the business of the Venture including approving the financing or refinancing of the Venture or any portion thereof and borrowing money in connection therewith to the extent otherwise permitted by the terms of this Agreement (including executing and delivering promissory notes, indentures and other loan documents and mortgaging, granting a security interest in or otherwise encumbering all or any portion of the real or immoveable, personal or movable, tangible or corporeal, intangible or incorporeal property of the Venture with any documents evidencing such mortgage or security interest containing usual and customary security clauses, including a confession of judgment, waiver of appraisal and pact de non alienando), approving the construction and development plans and budgets, approving any future Venture expansion, and approving any sale of all or part of the Venture, and only the Managing Partner shall have these rights and powers. Notwithstanding the foregoing, the Managing Partner may delegate any or all such rights and powers to any other Person. As a result, the Partners acknowledge that the Managing Partner may delegate to Eldorado certain powers pursuant to the terms and conditions of and expressly described in the Management Agreement.

All decisions made for or on behalf of the Venture by the Managing Partner consistent with the provisions of this Agreement shall be binding upon the Venture.

For the avoidance of doubt, the Managing Partner may exercise or delegate the following specific rights and powers without any further consent of the other Partners being required:

(a) Oversee and manage the day-to-day operations of the Casino and other Venture business;

(b) Direct and oversee the legal, architectural, engineering, construction and other work necessary for the care and improvement of the Casino and other Venture business;

(c) Prepare budgets and appropriate development schedules for the improvement and operation of the Casino and other Venture business;

(d) Utilize due diligence to operate, on behalf of and for the sole benefit of the Venture, the Casino and such other business and activities that are customary and usual in connection with such operation;

(e) Care for and distribute Venture funds in accordance with the provisions of this Agreement;

(f) Contract on behalf of the Venture for the services of independent contractors such as lawyers and accountants;

(g) Establish, maintain and supervise the deposit of monies or securities of the Venture with federally insured banking institutions or other banking institutions as may be selected by the Managing Partner; the Managing Partner is authorized to sign on behalf of the Venture on all accounts with such banking institutions;

(h) Acquire by purchase, lease, or otherwise such personal property that may be necessary, convenient, or incidental to the accomplishment of the purposes of the Venture and other Venture business;

(i) Execute any and all agreements, contracts, documents, certifications, and instruments necessary or convenient in connection with the management, maintenance, and operation of the Casino, or in connection with managing the affairs of the Venture;

(j) Admit additional Partners pursuant to and in compliance with Section 3.4 and ARTICLE IX;

(k) Appoint the Venture’s accountants;

(l) Purchase additional real property;

(m) Incur indebtedness to third parties that are not Affiliated with the Managing Partner, including indebtedness that encumbers the real property of the Complex and, in connection therewith, (i) confess judgment on such indebtedness or the maximum amount secured by any real or personal property owned by the Venture and (ii) execute documents and instruments containing customary Louisiana provisions and waivers in favor of lenders;

(n) Sell or otherwise dispose of all or substantially all of the assets of the Venture;

(o) Refinance existing indebtedness;

(p) Assign, pledge or transfer any debt due the Venture or release of any such debt;

(q) Compromise any claim due to the Venture or submit to arbitration any dispute or controversy involving the Venture; and

(r) Transfer or convey the Complex, or grant easements or other property rights relating to the Complex.

5.2 Observation Rights. Unless prohibited by the Gaming Authorities, subject to execution of a confidentiality agreement in form reasonably acceptable to the Managing Partner, each of AIG Global Investment Corp. (“AIG”) and TCW Shared Opportunity Funds (“TCW”) shall have the right to designate one representative to attend all meetings of the Board of Managers (or other governing body) of the Managing Partner, including any executive session. No less than three Business Days prior to the date of any such meeting (or such lesser notice time as may be given to the members of such governing board), the Managing Partner shall deliver to each of the representatives named by AIG and TCW a notice of meeting of the governing board and such other documents as may be delivered to the members of the governing board in connection with such meeting to the extent such documents relate to the Venture. The governing board shall have the right to exclude the representatives of AIG and TCW from all or portions of any such meetings if the board is advised by counsel that the attendance of such individuals could reasonably be expected to have a material adverse effect upon the Managing Partner, including, but not limited to, the loss of attorney client privilege.

5.3 Fidelity Bonds and Insurance. To the extent determined by the Managing Partner, the Venture shall obtain fidelity bonds with reputable surety or insurance companies covering all Persons having access to the Venture’s funds, indemnifying the Venture against loss resulting from fraud, theft, dishonesty and other wrongful acts of such Persons. The Venture shall carry or cause to be carried on its behalf in insurance companies acceptable to the Managing Partner all property, liability and workmen’s compensation insurance as shall be required under applicable, loans, leases, agreements and other instruments and statutes or as may otherwise be required by the Managing Partner. The Venture shall maintain insurance with respect to the ownership and operation of the Complex, and any additional assets and the risks of conducting its business, including all risk coverage, difference in conditions coverage, public liability coverage, property damage coverage and boiler and machinery coverage, on such terms and in such amounts as are determined by the Managing Partner from time to time.

5.4 Annual Budget. No later than thirty (30) days prior to the end of the then current fiscal year, the Managing Partner shall cause to be prepared and furnished to each of the Partners an annual budget (the “Annual Budget”) covering in reasonable detail the budget for such ensuing fiscal year. Each Annual Budget shall show the additional cash requirements of the Venture for the ensuing fiscal year, which shall be the aggregate of all estimated expenditures to be made by the Venture during such year, plus appropriate reserves for general maintenance and cash contingencies, over the sum of the anticipated borrowings and the estimated cash on hand at the beginning of the year. Within forty five (45) days time after the end of each fiscal quarter, the Managing Partner will cause the Venture to furnish to each of the Partners any updates or revisions to operating forecasts.

5.5 Replacement of Managing Partner; Termination of Management Agreement. The Managing Partner shall be removed or shall resign at such time as the Management Agreement shall have terminated in accordance with the terms thereof and the new Managing Partner shall be such Person as shall be designated as the new manager of the Venture pursuant to the terms of the Management Agreement or such other Person who shall be elected by plurality vote of the Voting Partners, with each Voting Partner having the right to cast of number of votes that is equal to such Partner’s Percentage provided that if the Noteholder is a Partner at such time, the election of the new manager of the Venture shall require the consent of the Noteholder Partner, which consent shall not be unreasonably withheld or delayed. In the event that a new Managing Partner is not elected within three hundred sixty (360) days after the resignation or removal of the last active Managing Partner then the Venture shall be dissolved and liquidated in accordance with the provisions of ARTICLE XI, with the last active Managing Partner being responsible for the dissolution and liquidation as provided in ARTICLE XI.

5.6 Cooperation. The Partners agree to use their best efforts and cooperate with each other in carrying out the transactions contemplated by this Agreement, including the following, provided that the cost thereof shall be borne by the Venture:

(a) filing all required applications with the Gaming Authorities relating to receipt and maintenance of a gaming license under the Act, and maintaining compliance by the Venture with directives of the Gaming Authorities and the provisions of the Act;

(b) filing materials with, or participating in, all attendant investigations instituted by, a gaming regulatory authority of a State other than the State of Louisiana to which a Partner is subject;

(c) filing all required applications for the Vessel license, liquor licenses and any other licenses or permits required for the operation of the Complex;

(d) filing all tax returns and other governmental filings on behalf of the Venture;

(e) securing all required insurance covering the Complex and the operation thereof; and

(f) executing and delivering any other agreements, instruments, documents or consents necessary for the financing, maintenance, development and operation of the Complex, including loan documents, Hotel or Vessel maintenance agreements and any dock site licensing or leasing agreements.

5.7 General Manager.

(a) Subject to the terms of the Management Agreement, the Managing Partner shall appoint the General Manager and other principal senior management of the Venture and the Complex, who shall serve at the direction and pleasure of the Managing Partner. The General Manager and other principal senior officers shall perform those functions, duties, and responsibilities as the Managing Partner may assign.

(b) Subject to the terms of the Management Agreement, the General Manager shall consult with the Managing Partner on a weekly basis and review results of operations and proposals for future operations.

5.8 Financial Books and Records of Noteholder.

(a) For so long as (i) Noteholder is a Partner, (ii) the sole assets of Noteholder and its Subsidiaries are its Partnership Rights under this Agreement, including, without limitation, its Interests and rights to the Preferred Return and the Preferred Capital Contribution Amount, and cash and other assets relating thereto and (iii) neither Noteholder nor any of its Subsidiaries engages in any significant business activities, other than those that are reasonably related to the holding of the assets described in clause (ii) above, the Venture, at the Venture’s sole cost and expense, shall keep the financial books and records of Noteholder and its Subsidiaries, which shall be maintained in accordance with GAAP, consistently applied. Such books and records shall be maintained at the Venture and shall be the property of Noteholder. The Venture shall cause unaudited financial statements and audited financial statements of Noteholder to be distributed to the shareholders of Noteholder no later than the date equivalent financial statements of the Venture must be furnished to each Partner pursuant to Section 8.4(b). Noteholder agrees, at its sole cost and expense, to provide the Venture with all information that the Venture may reasonably request in order for the Venture to satisfy its obligations under this Section 5.8, including, without limitation, address labels necessary to deliver the financial statements to the shareholders of Noteholder.

(b) The Venture shall not be liable for, and Noteholder shall not take any action against Venture to hold the Venture or any of its Partners, managers, employees, agents or representatives liable for, any Loss arising out of, in connection with or otherwise relating to the performance of the Venture’s duties under this Section 5.8, except for a Loss that is found by a court of competent jurisdiction in a judgment that has become final in that it is no longer subject to appeal or review to have resulted from bad faith, gross negligence or reckless disregard of duties on the part of the Venture in the performance of its duties under this Section 5.8. In no event shall the Venture be liable to Noteholder or any of its shareholders, officers, directors, employees, agents or representatives, or any of their respective affiliates, for indirect, punitive or consequential damages in connection with the performance of the Venture’s duties under this Section 5.8.

(c) The Venture, its Partners, managers, employees, agents and representatives, and the Affiliates of each of them will be indemnified, held harmless and defended by Noteholder from and against any and all Losses arising out of any Claim, including, without limitation, any Claim by shareholders of Noteholder, relating to the performance of the Venture’s duties under this Section 5.8, except for a Loss that is found by a court of competent jurisdiction in a judgment that has become final in that it is no longer subject to appeal or review to have resulted from bad faith, gross negligence or reckless disregard of duties on the part of the Venture in the performance of its duties under this Section 5.8.

ARTICLE VI

INDEMNIFICATION OF PARTNERS

6.1 General.

(a) To the fullest extent permitted by law, each Partner (the “Indemnitee”) shall be indemnified, held harmless and defended by the Venture from and against any and all losses, claims, damages, liabilities, whether joint or several, expenses (including legal fees and expenses), judgments, fines and other amounts paid in settlement, incurred or suffered by such Indemnitee, as a party or otherwise, in connection with any threatened, pending, or completed claim, demand, action, suit or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal, arising out of or in connection with the business or the operation of the Venture and by reason of the Indemnitee’s status with respect to the Venture, regardless of whether the Indemnitee continues to be a Partner at the time any such loss, claim, damage, liability or other expense is paid or incurred (collectively, the “Losses” individually, a “Loss”) if, with respect to a claim for which an Indemnitee is seeking indemnification, (i) the Indemnitee acted in good faith and in a manner it reasonably believed to be in the best interests of the Venture and, with respect to any criminal proceeding, had no reasonable cause to believe that its conduct was unlawful, (ii) the Indemnitee’s conduct did not constitute gross negligence, willful misconduct or a material breach of the terms of this Agreement and (iii) the Indemnitee’s conduct did not constitute fraud or breach of its fiduciary duty, if any, to the Venture. The termination of any action, suit or proceeding by judgment, order, settlement or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Indemnitee did not act in the best interests of the Venture.

(b) In the event that the Indemnitee is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third Person for the liability or the costs or expenses of which are Losses (any such third Person action or proceeding being referred to as a “Claim”), the Indemnitee shall give the Venture prompt notice thereof. The failure to give such notice shall not affect any Indemnitee’s ability to seek indemnification from the Venture unless such failure has materially and adversely affected the Venture’s ability to defend successfully a Claim. The Venture shall be entitled to contest and defend such Claim; provided, however, that the Venture (i) has a reasonable basis for concluding that such defense may be successful and (ii) diligently contests and defends such Claim. Such contest and defense shall be conducted by attorneys employed by the Venture. The notifying party shall be entitled at any time, at its own cost and expense, to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Indemnitee elects to participate in such defense, the Indemnitee shall cooperate with the Venture in the conduct of such defense. Neither the Indemnitee nor the Venture may concede, settle or compromise any Claim without the consent of the other party, which consents will not be unreasonably withheld or delayed.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

7.1 Representations and Warranties. Each Partner hereby represents and warrants to the Venture and the other Partners that:

(a) If such Partner is a corporation, limited liability company, or a partnership, it is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation and has the corporate, company, statutory, or partnership power and authority to own its property and carry on its business as owned and carried on at the date hereof and as contemplated hereby.

(b) Such Partner has the individual, corporate, company, statutory, or partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, if such partner is a corporation, limited liability company, or partnership, the execution, delivery, and performance of this Agreement has been duly authorized by all necessary corporate, company, statutory, or partnership action.

(c) This Agreement constitutes the legal, valid, and binding obligation of such Partner, and is enforceable in accordance with its terms and does not violate the terms and conditions of any law, regulation, order or award of any court of governmental agency or otherwise violate or result in a breach or default of the terms and conditions of any mortgage, agreement or other written document by which a Partner may be bound.

ARTICLE VIII

ACCOUNTING, BOOKS AND RECORDS

8.1 Accounting, Books and Records. The Venture shall maintain at its principal place of business separate books of account for the Venture which shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the operation of the Venture business in accordance with

GAAP and casino industry guidelines consistently applied and, to the extent inconsistent therewith, in accordance with this Agreement. The Venture shall use the accrual method of accounting in preparation of its annual reports and for tax purposes and shall keep its books accordingly. The Venture’s books and records shall be independently audited annually at the Venture’s expense.

8.2 Bank Accounts. All funds of the Venture shall be deposited in a bank account or accounts opened in the Venture’s name. The Managing Partner shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

8.3 Fiscal Year. The fiscal year of the Venture shall be the twelve months ending December 31. A fiscal quarter shall be a period of three months ending on the last day of the fiscal year and on the last day of March, June and September, respectively. The Managing Partner may change the fiscal year of the Venture.

8.4 Reports.

(a) In General. The Managing Partner shall cause the officers of the Venture to be responsible for the preparation of financial reports of the Venture and the coordination of financial matters of the Venture with the Venture’s accountants.

(b) Reports. Whether or not required by the Securities and Exchange Commission (the “SEC”), so long as the Noteholder is a Partner, the Managing Partner will furnish to each Partner: (i) within 15 days following the time periods specified in the SEC’s rules and regulations for filings by registrants that are not accelerated filers, all consolidated quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K by the Venture if the Venture were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the certified independent accountants of the Venture; and (ii) no later than the tenth (10th) day of each calendar month, all current reports that would have been required to be filed with the SEC on Form 8-K during the immediately preceding calendar month if the Venture were required to file such reports.

8.5 Tax Returns; Information. The Managing Partner shall cause the Venture’s accountants to prepare all income and other tax returns of the Venture and shall cause the same to be filed in a timely manner. The Managing Partner shall furnish to each Partner a copy of each such return, together with any schedules or other information which each Partner may require in connection with such Partner’s own tax affairs.

8.6 Tax Matters Partner.

(a) The Managing Partner shall serve as the tax matters partner (the “Tax Matters Partner”) within the meaning of Section 6231 of the Code. The Tax Matters Partner shall represent the Venture on behalf of the Partners in connection with all administrative and judicial proceedings with respect to Venture affairs involving or resulting from examinations by any and all federal, state or other tax authorities (including, but not limited to, examinations by the Internal Revenue Service), and may expend Venture funds for reasonable professional services and costs in connection therewith as it deems advisable and necessary; provided, however, that, except as otherwise provided in this Agreement or by law, the Tax Matters Partner does not assume any obligations or responsibilities with respect to the foregoing. The Venture and the Partners hereby severally agree to indemnify and hold harmless the Tax Matters Partner from and against any Loss resulting from its acting or failing to take any action in its capacity as the Tax Matters Partner, provided that any such action or failure to act was not fraudulent, in bad faith, a result of wanton or willful misconduct or gross negligence by such Partner.

(b) Each Partner shall furnish the Tax Matters Partner with such information (including information specified in Section 6230(e) of the Code) as the Tax Matters Partner may reasonably request to permit the Tax Matters Partner to provide the Internal Revenue Service with sufficient information to allow proper notice to the Partners in accordance with Section 6223 of the Code. The Tax Matters Partner shall keep each Partner informed of those administrative and judicial proceedings for the adjustment of the Venture level of Venture items required by Section 6223(g) of the Code and the Regulations thereunder, and such other matters as the Tax Matters Partner, in its sole discretion, deems appropriate.

(c) Each Partner shall give notice to the Tax Matters Partner in the event its treatment of any Venture item on its federal income tax return is inconsistent with the treatment of the item on any return filed by or in any records of the Venture within thirty (30) days of the date such Partner’s return is filed.

(d) The Tax Matters Partner shall direct and oversee all proceedings, disputes and other similar matters between the Venture and the Internal Revenue Service. Any Partner who intends to file a petition under Section 6226, 6228 or other sections of the Code with respect to any Venture item, or other tax matters involving the Venture shall give reasonable notice to each of the Partners of such intention and the nature of the contemplated proceedings. In the case where the Tax Matters Partner, on behalf of the Venture, intends to file such petition, the Tax Matters Partner, in its sole discretion, shall choose the forum in which such petition will be filed. If any Partner desires to seek review of any court decision rendered as a result of a proceeding instituted under this paragraph (d), such Partner shall so notify each of the Partners, and shall request the Tax Matters Partner to so act. The Tax Matters Partner may, in its sole discretion, choose to pursue or forego settlement, review, litigation or any other proceedings in connection with any such proceeding, dispute or other similar matter with the Internal Revenue Service.

(e) The Tax Matters Partner shall have no authority to bind any other Partner to a settlement agreement regarding any proceeding dispute or other matter by and between the Venture and the Internal Revenue Service without the written concurrence of any such Partner who would be bound by such agreement unless any such settlement agreement results in liability to any such Partner of less than one hundred thousand dollars ($100,000) in which event the Tax Matters Partner shall have the authority to bind any other Partner without the written concurrence of any such Partner.

8.7 Tax Elections.

(a) At the request of any Partner, the Managing Partner shall make the election under Section 754 of the Code to adjust the basis of the Venture’s property in the case of a Transfer of a Partnership Interest by sale or exchange or upon the death of a Partner, if the Transferee becomes a Partner, and the Transferee requests that the Managing Partner make the election, in writing, not later than thirty (30) days after the close of the fiscal year in which the event giving rise to the adjustment for which an election is needed occurs. The Managing Partner may also, in its sole discretion, make an election at any time without a request to do so.

(b) All other tax elections on behalf of the Venture may be made or rescinded in the reasonable discretion of the Managing Partner.

ARTICLE IX

TRANSFERS OF INTERESTS

9.1 Restrictions on Transfers. Except as expressly permitted by this Agreement, no Partner shall Transfer all or any portion of its interest in the Venture or any rights therein without the unanimous consent of the Partners. Any Transfer or attempted Transfer by any Partner in violation of the preceding sentence shall be null and void and of no force or effect whatever. The Partners acknowledge and agree that they are relying on the experience, expertise, reputation and financial condition of the other Partners in entering into this Agreement and that the nature of the relationship between the parties is personal. Each Partner hereby acknowledges the reasonableness of the restrictions on Transfers imposed by this Agreement in view of the Venture purpose and the relationship of the Partners. Accordingly, the restrictions on Transfers contained herein shall be specifically enforceable. Each Partner hereby further agrees to hold the Venture and each Partner (and each Partner’s successors and assigns) wholly and completely harmless from any cost, liability, or damage (including, without limitation, liabilities for income taxes and costs of enforcing this indemnity) incurred by any of such indemnified Partners as a result of a Transfer or an attempted Transfer in violation of this Agreement. Notwithstanding any other provisions of this Agreement, in no event shall Eldorado I or Eldorado II transfer any Partnership Interest at any time that Noteholder is a Partner other than to Eldorado, Eldorado I or Eldorado II except upon a termination of the Management Agreement and in accordance with the terms thereof or upon the written consent of the Noteholder Partner.

9.2 Permitted Transfers.

(a) General. Subject to the approval of the applicable Gaming Authorities and the last sentence of Section 9.1, at any time or from time to time, a Partner shall be entitled to transfer or convey all or any portion of its Interest in the Venture to any of the following Persons (“Permitted Transferee”):

(i) An Affiliate of such Partner;

(ii) If such Partner is an individual, members of the Partner’s family, which includes the Partner’s spouse, natural or adoptive lineal descendants, and trusts for their benefit;

(iii) Any other Partner;

(iv) A personal representative of such Partner, which includes any Person who succeeds to the Partner’s estate as a result of the Partner’s death, legal incompetence or bankruptcy; and

(v) Any Person approved by the unanimous consent of the Partners.

(b) Admission of Permitted Transferee as a Partner. A Permitted Transferee of an Interest in the Venture shall be admitted as a Partner in the Venture only upon the consent of the Managing Partner, and only after executing this Agreement and assuming the obligations of the transferring Partner hereunder with respect to the Interest so transferred. The rights of a Permitted Transferee who is not admitted as a Partner shall be limited to the right to receive allocations and distributions from the Venture with respect to the Interest transferred, as provided by this Agreement. A Permitted Transferee that is not admitted as a Partner shall not be a Partner with respect to such Interest and, without limiting the foregoing, shall not have the right to inspect the Venture’s books or otherwise interfere in its operations or exercise any rights of a partner under the Partnership Law.

(c) Effect of Permitted Transfer on Joint Venture. The Partners intend that the Permitted Transfer of an interest in the Venture shall not cause the dissolution of the Venture under the Partnership Law; however, if determined by a court of competent jurisdiction that a dissolution has occurred, the Partners shall continue to hold the Venture’s assets and operate its business in Venture form under this Agreement as if no such dissolution has occurred.

(d) Notice and Costs of Transfer. In the event of any Permitted Transfer, the Partner making the Transfer shall furnish the Venture with the Permitted Transferee’s tax identification number and sufficient information to determine the Permitted Transferee’s interest and tax basis in the Venture and any other information reasonably necessary to permit the Venture to file all required federal and state tax returns. The Partner making a Transfer permitted hereunder of all or a portion of its Interest shall pay all costs and expenses incurred by the Venture in connection with such Transfer.

9.3 Certain Other Permitted Transfers.

(a) Subject to the other provisions of this ARTICLE IX, the Act or as otherwise agreed by the Managing Partner, the Transfer of all or any part of the Interests of a Partner shall be permitted in each of the following limited circumstances: (i) where such Transfer is performed pursuant to the requirements of Sections 9.4; (ii) where a Partner collaterally assigns, grants a security interest in, pledges, hypothecates or otherwise encumbers its Interests to secure the obligations of the Venture under the First Mortgage Notes and any refinancing thereof; or (iii) any Transfer resulting from the exercise by a secured party of any rights granted to it in connection with a collateral assignment, security interest, pledge or other encumbrance permitted under clause (ii), including any Transfer to the secured party, its nominee or any third Person in a foreclosure sale (the recipient in any such Transfer being hereinafter referred to as a “Secured Party Transferee”).

(b) The Venture agrees to provide to any holder of a permitted security interest in a Partner’s Interest (a “Venture Creditor”) a copy of any notice of default hereunder by such Partner, and, subject to any required approval by any applicable Gaming Authority, to accept performance by any such Venture Creditor of any obligations under this Agreement in place of such Partner after any default by such Partner in the performance of its obligations under this Agreement, provided that a Venture Creditor shall not be obligated to cure any such default by a Partner. Subject to any required approval by any applicable Gaming Authority, the Partners each hereby consent to any Secured Party Transferee becoming a Partner in the Venture, and any such Secured Party Transferee shall be admitted as a Partner in the Venture without the need for any further approvals or consents of the Partners upon presentation to the Venture of the written instrument by which such Secured Party Transferee acquired title to a Partner’s Interest. Each Partner agrees that the Venture shall have no liability for wrongfully admitting a Secured Party Transferee as a Partner of the Venture if the Venture and such other Partners rely in good faith upon the actions and requests of the Secured Party Transferee.

9.4 Rights of First Refusal.

(a) Grant of Options. Subject to any express agreement by the Partners, if any Partner (the “Optionor Partner”) desires to Transfer any or all of the Interests owned by it (other than pursuant to a Transfer permitted under Sections 9.2 or 9.3), such Partner shall give notice in writing (the “First Option Notice”) to the Venture and the other Partners setting forth such desire, the portion of the Interests (the “Offered Interests”) sought to be Transferred, the Purchase Price (as defined in paragraph (d)) at which the Optionor Partner proposes to make such Transfer and the name of the proposed Transferee. Upon receipt of the First Option Notice, the Venture shall have the irrevocable right and option (the “First Option”) to purchase all or a portion of the Offered Interests. In the event that the Venture does not exercise the First Option with respect to all of the Offered Interests within the time period specified in paragraph (b) of this Section 9.4, such Optionor Partner shall give notice in writing (the “Second Option Notice”), within five (5) Business Days of its receipt of the earlier of the Election Notice described in paragraph (b) of this Section 9.4 or expiration of the 30-day period following the date of the First Option Notice, to each of the other Partners setting forth the same information as in the First Option Notice and the number of Offered Interests to be purchased by the Venture. Upon the giving of the Second Option Notice, each other Partner shall have the irrevocable right and option (the “Second Option”) to collectively purchase all of the remaining Offered Interests.

(b) Exercise of First Option. The Venture may exercise the First Option by delivering to the Optionor Partner written notice (the “Election Notice”) of its election to exercise all or part of the First Option within thirty (30) days after the date that the Venture receives the First Option Notice. The Election Notice shall set forth the amount of the Offered Interests that the Venture agrees to purchase.

(c) Exercise of Second Option. If the Venture does not exercise its option to purchase all of the Offered Interests, each of the other Partners shall, pursuant to the Second Option, have the rights to collectively purchase all of the remaining Offered Interests. If the other Partners exercising the Second Option elect to purchase more Interests than are subject to the Second Option, each participating Partner will be entitled to purchase up to its pro rata share based on the respective Percentage of the participating Partner, of the remaining Offered

Interests. Each participating Partner may exercise the Second Option by delivering to the Optionor Partner written notice of its election to exercise the Second Option within the ten (10) Business Day period immediately following the date of the Second Option Notice which notice shall specify the amount of the Offered Interests agreed to be purchased. If any participating Partner should elect to purchase less than its pro rata share of the remaining Offered Interests, the Optionor Partner shall give oral or written notice of the number of remaining Offered Interests available to each other eligible Partner, each of whom shall have five (5) Business Days after receipt of such notice to elect to purchase all of such remaining Interests. If the participating Partners elect to purchase more of the remaining Offered Interests than are available, each Partner participating in such re-offer shall have the right to purchase its pro rata share (based on the respective Percentages of such Partners participating in the re-offer, which shall be calculated by excluding the Interests of such non participating Partner) of such remaining Offered Interests. If, after such re-offer, the participating Partners shall fail to purchase all of the Offered Interests, the Second Option shall expire.

(d) Purchase Price. The purchase price (the “Purchase Price”) for the Offered Interest at which the Optionor Partner shall be obligated to sell the Offered Interests pursuant to the First Option or the Second Option shall be equal to the price set forth in the applicable third Person offer. No Partner shall voluntarily Transfer any Interests for any consideration other than for cash. The Venture and the Partners who exercise the First Option and Second Option shall tender payment in cash for the Offered Interests to be purchased by them on the date of closing of such purchase, which shall occur no later than the earlier of the tenth (10th) day immediately after the expiration of the ten (10) Business Day period following the date of the Second Option Notice or the 75th day immediately following the date of the First Option Notice.

(e) Sale of Offered Interests. If the First Option Notice and the Second Option Notice shall be duly given, and if the Venture and the applicable Partners shall not collectively exercise their options to purchase all of the Offered Interests, then the Optionor Partner shall be free to sell all, but not less than all, of its Offered Interests to any third Person Transferee on the same material terms as were described in the First Option Notice on and after the 30th day immediately following the date the applicable Transferee, if required, obtains a license from the applicable Gaming Authorities. In such instance the Venture’s and applicable Partner’s election to purchase any of the Offered Interests shall be null and void and of no further legal force or effect.

(f) Re-Offers. If the proposed Transfer of the Offered Interests to a third Person is not consummated in accordance with the terms of paragraph (e) of this Section 9.4 within one hundred twenty (120) days following the date of the First Option Notice, then the Optionor Partner may not Transfer all or any part of the Offered Interests unless it again complies with the provisions of this Section 9.4.

(g) Management Agreement. Any proposal by the Managing Partner to Transfer its Interests pursuant to this Section 9.4 shall be made subject to the applicable terms, if any, of the Management Agreement.

9.5 Mandatory Transfers.

(a) Unsuitability in Louisiana. If any Partner or any Affiliate of a Partner fails to obtain any gaming license or personal suitability approval required to be held as a result of that Partner’s or Affiliate’s association with the Venture, or if the Gaming Authorities having jurisdiction over the Venture make a determination that a Partner or an Affiliate of a Partner is unsuitable to hold a license or to be associated with the Venture (the “Unsuitable Partner” or the “Unsuitable Affiliate,” as appropriate) and, in the case of an Unsuitable Affiliate, the related Partner is unable or unwilling to remove the Unsuitable Affiliate from his, her or its association with the related Partner to the satisfaction of the Gaming Authorities, the related Partner or Unsuitable Partner shall immediately give to the other Partners, upon demand or written notice, the right to purchase all of the related Partner’s or Unsuitable Partner’s Interests or, in the case of an Unsuitable Affiliate that owns an equity interest in the related Partner, such portion of the related Partner’s Interests as shall be necessary to enable the related Partner to purchase the Unsuitable Affiliate’s equity interest in the related Partner provided that the related Partner agrees to purchase such equity interest and does so promptly after receipt of funds in connection with the sale of its Interests. In the event the other Partners do not elect to purchase all or such portion of the related Partner’s or Unsuitable Partner’s Interests as is necessary to satisfy, and in a manner and upon terms acceptable to, the Gaming Authorities, the Venture shall purchase all of the related Partner’s or Unsuitable Partner’s Interests, or, in the case of an Unsuitable Affiliate that owns an equity interest in the related Partner, such portion of the related Partner’s Interests as shall be necessary to enable the related Partner to purchase the Unsuitable Affiliate’s equity interest in the related Partner provided that the related Partner agrees to purchase such equity interest and does so promptly after receipt of funds in connection with the sale of its Interests, in a manner and upon terms acceptable to the Venture and the Gaming Authorities. The cash purchase price for the Interests purchased pursuant to this Section 9.5(a) shall be equal to the lesser of (i) an amount agreed upon by the purchasing and selling party or parties, and if no such agreement is made, the fair market value as determined by an appraiser mutually acceptable to the selling and purchasing party and (ii) an amount approved by the Louisiana Gaming Control Board.

(b) Unsuitability in Other Jurisdictions.

(i) Buy/Sell. If (x) a Gaming Authority of a State other than Louisiana determines that a Partner or an Affiliate of a Partner is unsuitable to be associated with a gaming enterprise (the “Other Unsuitable Partner” or the “Other Unsuitable Affiliate,” as appropriate) and, in the case of an Other Unsuitable Affiliate, the related Partner is unable or unwilling to remove the Other Unsuitable Affiliate from his, her or its association with the related Partner to the satisfaction of the relevant Gaming Authority, and (y) any other Partner (the “Affected Partner”) reasonably determines that a continued relationship in the Venture with the Other Unsuitable Partner or with the related Partner that continues to have an association with an Other Unsuitable Affiliate will result in the loss of a gaming license or approval held by the Affected Partner or an Affiliate thereof in a jurisdiction other than Louisiana, then the Affected Partner shall give a notice to the related Partner or Other Unsuitable Partner of such determination of unsuitability. Within twenty (20) days after such notice is given, the related Partner or Other Unsuitable Partner receiving such notice shall give a notice (a “Buy/Sell Notice”) of its election to sell all, but not less than all, of the related Partner’s or Other

Unsuitable Partner’s Interest to the Affected Partner or to purchase all, but not less than all, of the Interests of the Affected Partner, in either case at a cash purchase price (specified for each one percent of the percentage interest in the Venture to be purchased or sold) set forth in the Buy/Sell Notice and increased, in the case of a purchase or sale of the rights to the Preferred Capital Contribution Amount and the Preferred Return by the Noteholder Partner by a pro rata portion of the fair market value of such Noteholder Partner’s outstanding Preferred Capital Contribution Amount plus any outstanding and unpaid Preferred Return in respect thereof. Within thirty days (30) days following receipt of the Buy/Sell Notice, the Affected Partner shall give written notice to the related or Other Unsuitable Partner of the Affected Partner’s election whether to purchase the related Partner’s or Other Unsuitable Partner’s Interests at the price stated in the Buy/Sell Notice or to sell to the related Partner or Other Unsuitable Partner the Affected Partner’s Interests at the stated price.

In the case of an Other Unsuitable Affiliate that owns an equity interest in the related Partner the foregoing shall not be applicable if the related Partner is unable to remove the Other Unsuitable Affiliate from his, her or its association with the related Partner to the satisfaction of the Gaming Authorities because of the lack of sufficient funds to acquire the equity interests of the Other Unsuitable Affiliate. In lieu thereof, in such a case within ten (10) days after notice of such unsuitability determination is given, the related Partner shall give a notice (the “Sell Notice”) of its election to sell such portion of the related Partner’s Interests to the Affected Partner as shall be necessary to enable the related Partner to purchase the Other Unsuitable Affiliate’s equity interest in the related Partner. The cash purchase price shall be equal to the lesser of (i) an amount agreed upon by the related Partner and the Affected Partner, and if no such agreement is made, the fair market value of the Interests, or (ii) an amount approved by the applicable Gaming Authorities. Within twenty (20) days following receipt of the Sell Notice, the Affected Partner shall give written notice to the related Partner of the Affected Partner’s election whether to purchase the applicable portion of the related Partner’s Interests. If the Affected Partner declines to purchase such Interests, then the Venture shall loan to the related Partner the funds necessary to acquire the equity interests of the Other Unsuitable Affiliate and such loan shall be payable upon demand at any time ninety (90) days or more after the date of the loan and shall bear interest, from the date that the Venture makes payment to the related Partner, at an annual rate of 13%, accruing daily and compounded quarterly on the last day of each Fiscal Quarter.

For purposes of this Section 9.5(b)(i), “fair market value” shall be determined by a valuation proposed by the Noteholder Partner (with respect to Preferred Capital Contribution Amount and Preferred Return) or the Managing Partner (with respect to other Interests), as the case may be; provided, however, that if either the Affected Partner or the other Partner disputes such valuation, then such Partners shall select an investment bank or valuation firm that shall make such valuation, and if such Partners cannot agree on such investment bank or valuation firm, each shall select an investment bank or valuation firm and the fair market value shall be the average of the valuations determined by such investment banks or valuation firms. The costs and expenses of the agreed investment bank or valuation firm shall be borne equally by the Other Unsuitable Partner or related Partner, on the one hand, and the Affected Partner, on the other hand, and the costs and expenses of separate investment bank or valuation firms shall be borne by the Partner selecting such firm.

(ii) Suitability Determination. Without limiting reasonableness to such circumstances, a determination made by the Affected Partner referred to in paragraph (i) above shall be deemed to be reasonable if based upon (x) any written communication from a gaming regulatory authority of the applicable state or (y) written evidence that, if true, the Affected Partner’s participation in the Venture would violate any law, rule or regulation administered by any gaming regulatory authority, so long as such evidence is not induced in bad faith by its recipient. For purposes of this Agreement, the term “Unsuitability Determination” with regard to any Person means that such Person or any Affiliate of such Person has been determined by a Gaming Authority of the State of Louisiana or any other State to be unsuitable to be associated with a gaming enterprise and, with respect to an Affiliate of such Person, the related Person has not removed the Affiliate from his, her or its association with the related Person.

(c) Management Agreement. The Interests of Eldorado I and Eldorado II shall be subject to all applicable mandatory Transfer provisions of the Management Agreement upon termination thereof.

9.6 Put and Call Options.

(a) Put Option. Subject to paragraph (d) of this Section 9.6, at any time after December 31, 2006, the Noteholder Partner shall have the right, but not the obligation, to require the Venture to purchase all, but not less than all, of the Noteholder Partner’s Interest in the Venture by delivering written notice (the “Put Notice”) to the Managing Partner provided that EBITDAM as reflected on the financial statements of the Venture furnished to the Partners pursuant to Section 8.4(b) for the four Fiscal Quarters of the Venture immediately preceding the fiscal quarter in which the Put Notice is delivered to the Managing Partner exceeds Thirty Million Dollars ($30,000,000). The cash purchase price for the Noteholder Partner’s Interest in the Venture (the “Put Purchase Price”) shall be equal to the product of (i) the Noteholder Partner’s Percentage (expressed as a fraction) and (ii) (A) the product of five and one-half (5 1/2) and EBITDAM as reflected on the financial statements of the Venture furnished to the Partners pursuant to Section 8.4(b) for the four Fiscal Quarters of the Venture immediately preceding the Fiscal Quarter in which the Put Notice is delivered to the Managing Partner minus (B) indebtedness of the Venture under the First Mortgage Notes as of the last day of the Fiscal Quarter immediately preceding the Fiscal Quarter in which the Put Notice is delivered to the Managing Partner (such date the “Put Determination Date”) minus (C) the Preferred Capital Contribution Amount as of the Put Determination Date plus (D) cash and cash equivalents of the Venture as of the Put Determination Date. The Put Notice shall set forth the desire of the Noteholder Partner to exercise its put rights under this Section 9.6(a) and shall set forth a good faith estimate by the Noteholder Partner of the Put Purchase Price (the “Estimated Put Purchase Price”).

(b) Call Option. Subject to paragraph (d) of this Section 9.6, at any time after December 31, 2006, the Venture shall have the right, but not the obligation, to require the Noteholder Partner to sell to the Venture all, but not less than all, of the Noteholder Partner’s Interest in the Venture by delivering written notice (the “Call Notice”) to the Noteholder Partner provided that EBITDAM as reflected on the financial statements of the Venture furnished to the Partners pursuant to Section 8.4(b) for the four Fiscal Quarters of the Venture immediately preceding the fiscal quarter in which the Call Notice is delivered to the Noteholder Partner exceeds Thirty Million Dollars ($30,000,000). The cash purchase price for the Noteholder Partner’s Interest in the Venture (the “Call Purchase Price”) shall be equal to the product of (i) the Noteholder Partner’s Percentage (expressed as a fraction) and (ii) (A) the product of six (6) and EBITDAM as reflected on the financial statements of the Venture furnished to the Partners pursuant to Section 8.4(b) for the four Fiscal Quarters of the Venture immediately preceding the Fiscal Quarter in which the Call Notice is delivered to the Noteholder Partner minus (B) indebtedness of the Venture under the First Mortgage Notes as of the last day of the Fiscal Quarter immediately preceding the Fiscal Quarter in which the Call Notice is delivered to the Noteholder Partner (such date the “Call Determination Date”) minus (C) the Preferred Capital Contribution Amount as of the Call Determination Date plus (D) cash and cash equivalents of the Venture as of the Call Determination Date. The Call Notice shall set forth the desire of the Venture to exercise its call rights under this Section 9.6(b) and shall set forth a good faith estimate by the Venture of the Call Purchase Price (the “Estimated Call Purchase Price”).

(c) Purchase Price Determination. In the event of any dispute between the Venture and the Noteholder Partner regarding the calculation of the Put Purchase Price or the Call Purchase Price, the Noteholder Partner and the Managing Partner shall use reasonable efforts to resolve such dispute. In the event that such dispute is not resolved within thirty (30) days after receipt by the Managing Partner of written notice of such dispute from the Noteholder Partner or as the Managing Partner may elect, the Venture shall engage the Venture’s independent public accountants to determine the Put Purchase Price or the Call Purchase Price, as the case may be. The Venture shall use its commercially reasonable efforts to cause the Venture’s independent public accountants to deliver to the Managing Partner and the Noteholder Partner a determination of such Put Purchase Price or Call Purchase Price, including an itemization of the elements thereof, as promptly as practicable, but in no event more than twenty (20) days after its engagement. Except as otherwise provided in paragraph (d), the fees and expenses of the Venture’s independent public accountants in performance of its obligations pursuant to this paragraph (c) shall be borne by the Venture.

(d) Notice Revocation. If the Put Purchase Price determined by the Venture’s independent public accountants is less than 85% of the Estimated Put Purchase Price, then the Noteholder Partner shall have five (5) Business Days following receipt of the Put Purchase Price determination by the Venture’s independent public accountants to give notice to the Managing Partner that the Noteholder Partner is withdrawing the Put Notice. If such withdrawal is timely given, then (i) the Put Notice shall be null and void and of no further force and effect, (ii) the Noteholder Partner shall reimburse the Venture for the fees and expenses of the Venture’s independent public accountants incurred pursuant to paragraph (c) of this Section 9.6 and (iii) the Noteholder Partner shall not have the right to deliver another Put Notice until a period of six months has elapsed since the delivery of the withdrawal notice.

If the Call Purchase Price determined by the Venture’s independent public accountants is greater than 115% of the Estimated Call Purchase Price, then the Venture shall have five (5) Business Days following receipt of the Call Purchase Price determination by the Venture’s independent public accountants to give notice to the Noteholder Partner that the Venture is withdrawing the Call Notice. If such withdrawal is timely given, then (i) the Call Notice shall be null and void and of no further force and effect and (ii) the Venture shall not have the right to deliver another Call Notice until a period of six months has elapsed since the delivery of the withdrawal notice.

9.7 Closing of Inter-Partner Transfers. The closing of any Transfer of the Interests of a Partner to another Partner or the Venture under this ARTICLE IX shall take place at the principal office of the Venture or such other place as may be agreed upon by the Partners or the transferring Partner and the Venture, as applicable, on the first Business Day that is at least twenty (20) Business Days after the date on which the purchase price is determined pursuant to the applicable provisions of this ARTICLE IX, or such other date as may be agreed by the parties. At such closing, the Transferor shall deliver such documents as shall be reasonably requested by the Transferee and the Managing Partner, including an assignment of the Transferred Interests that conveys to the Transferor the Transferred Interests free and clear of all liens, security interests and encumbrances of any kind and a release of the Venture and the other Partners for all claims relating to the Transferred Interests.

9.8 Noteholder Partner Transfers and the Preferred Capital Contribution Amount. In the event that the Noteholder Partner Transfers all or any portion of its Interest pursuant to Sections 9.2, 9.3, 9.4 or 9.5, then all rights of the Noteholder Partner relating to that fraction of the Preferred Capital Contribution Amount and the accrued Preferred Return that is equal to the quotient obtained by dividing the Percentage representing the Transferred Interests divided by the Percentage of the Noteholder Partner immediately prior to the Transfer shall be Transferred to the Transferee of the Transferred Interest (or cancelled if the Transferee is the Venture). In the event the Noteholder Partner Transfers all of its Interest pursuant to the put or call options of Section 9.6, then the Noteholder Partner shall retain all of its rights relating to the Preferred Capital Contribution Amount and the Preferred Return following the closing of such Transfer and the Managing Partner shall make such adjustments to the terms of this Agreement as are necessary or appropriate to reflect that the Noteholder Partner shall continue to have the rights to the Preferred Capital Contribution Amount and the Preferred Return and its other Partnership Rights associated therewith.

9.9 Limitation on Transfers.

(a) Ineligible Transferees. Notwithstanding any provision of this Agreement to the contrary, no Transfer of any Interests may be made under any circumstances to any Person who (i) has not been determined suitable or otherwise approved or exempted from such determination by the Gaming Authorities or (ii) is subject to an Unsuitability Determination by any regulatory authority of any other state or (iii) has been convicted of a felony offense.

(b) Except for Transfers effected pursuant to Section 9.5, no Transfer shall be made of any Interests if (i) such Transfer, in the opinion of the Venture’s legal counsel, would result in the Venture being treated as an association taxable as a corporation for federal or state tax purposes, (ii) such Transfer, when considered with all other Transfers of Interests within the previous twelve (12) months, would result in the Venture’s being considered to have terminated within the meaning of Section 708 of the Code, (iii) such Transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code, (iv) such Transfer would otherwise result in the Venture’s being classified as a “publicly traded partnership” within the meaning of Section

7704(b) of the Code, (v) in the opinion of the Venture’s legal counsel, such Transfer requires the registration of such Interests pursuant to any federal or state securities law, (vi) such Transfer would otherwise violate any applicable federal or state securities laws (including any investor suitability standards), (vii) such Transfer would subject the Venture or any of the Partners to regulation under the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or the Employee Retirement Income Security Act of 1974, as amended, (viii) such Transfer would violate the gaming laws or regulations of any jurisdiction, (ix) such Transfer is made to any Person who lacks the legal right, power or capacity to own such Interests, or (x) the Venture does not receive written instruments (including true copies of any Transfer instruments and the Transferee’s consent to be bound by this Agreement) that are in form and substance satisfactory to the Managing Partner in its sole and absolute discretion. Notwithstanding Sections 9.2, 9.3 and 9.4, no Transfer of any Interests shall be made if such Transfer would (v) result in the termination of the Venture under Louisiana law or otherwise, (w) result in a default under any instrument evidencing or securing indebtedness of the Venture unless such Transfer is otherwise consented to by, or such default is waived by, the applicable lender, (x) with respect to any agreements or commitments to which any party is bound, require a prepayment of, or result in any adverse change in the terms of, any other instrument evidencing or securing indebtedness of the Venture, (y) result in suspension or denial, or jeopardize the revocation, of the gaming license issued by the Gaming Authorities to the Venture permitting gaming activities pursuant to the Act or (z) result in suspension or denial, or jeopardize the revocation, of any gaming license, or application for a gaming license, of any Partner or any of its Affiliates in any jurisdiction in which such Partner or its Affiliates are so licensed or have applied for a gaming license. The Partners acknowledge that adequate legal remedies are not likely to exist for any breach of this Section 9.9(b) and, accordingly, that the Venture and any aggrieved Partner or Venture Creditor shall have the right to secure injunctive relief in the event of any actual or threatened breach of a Partner’s obligations under this Section 9.9(b).

ARTICLE X

WITHDRAWALS; ACTION FOR PARTITION; BREACHES

10.1 Waiver of Partition and Covenant Not to Withdraw. Each Partner hereby covenants and agrees that, except as contemplated by Section 9.1, the Partners have entered into this Agreement based on their mutual expectation that all Partners will continue as Partners and carry out the duties and obligations undertaken by them hereunder and that, except as otherwise expressly required or permitted hereby, each Partner hereby covenants and agrees not to (a) take any action to require partition or to compel any sale with respect to its Venture Interest, (b) take any action to file a certificate of dissolution or its equivalent with respect to itself, (c) take any action that would cause a bankruptcy of such Partner, (d) withdraw or attempt to withdraw from the Venture except as provided in ARTICLE IX, (e) exercise any power under the Partnership Law to dissolve the Venture, (f) Transfer all or any portion of its Interest in the Venture (other than as permitted hereunder), (g) petition for judicial dissolution of the Venture, or (h) demand a return of such Partner’s contributions or profits (or a bond or other security for the return of such contributions or profits) without the unanimous consent of the Partners.

10.2 Defaults. Upon the occurrence of any of the following events (the breaching Partner being herein called the “Breaching Partner”):

(a) if the Breaching Partner shall be dissolved (except as permitted in ARTICLE IX);

(b) if the Gaming Authorities provide notice to the effect that the Breaching Partner no longer satisfies the criteria for licensure under the Act, or that the gaming license of the Venture or the other Partners shall be in jeopardy of being revoked, denied or suspended as a result of the continued participation of the Breaching Partner in the Venture, and the Breaching Partner has exhausted all administrative remedies;

(c) if the Breaching Partner shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under the present or any future federal bankruptcy, or state insolvency or other relief for debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator of such Breaching Partner or of all, or any substantial part of its properties or its Interest in the Venture (the term “acquiesce” includes the failure to petition or motion to vacate or discharge any order, judgment or decree providing for such appointment within ten (10) days after the appointment);

(d) if a court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against the Breaching Partner seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act, or any other present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency or other relief for debtors, and such Breaching Partner shall acquiesce in the entry of such order, judgment or decree (the term “acquiesce” includes the failure to file a petition or motion to vacate or discharge such order, judgment or decree within ten (10) days after the entry of the order, judgment or decree), or such order, judgment or decree shall remain unvacated and unstayed for an aggregate of sixty (60) days (whether or not consecutive) from the date of entry thereof, or any trustee, receiver, conservator or liquidator of such Breaching Partner or of all or any substantial part of its property or its Interest in the Venture shall be appointed without the consent or acquiescence of such Breaching Partner and such appointment shall remain unvacated and unstayed for an aggregate of sixty (60) days (whether or not consecutive);

(e) if the Breaching Partner shall admit in writing its inability to pay its debts as they mature;

(f) if the Breaching Partner shall give written notice to any governmental body of insolvency or pending insolvency, or suspension or pending suspension of operations;

(g) if the Breaching Partner shall make an assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors;

(h) if the Breaching Partner attempts to cause a partition or withdraw from the Venture or dissolve the Venture or otherwise take any action in breach of Section 10.1 hereof; or

(i) if the Breaching Partner shall fail in any other material respect to perform its obligations and agreements hereunder, and such default shall continue for thirty (30) days after receipt of written notice of default with respect thereto (provided that if either the event or condition causing the default shall be such that it could not reasonably be cured within thirty (30) days but could reasonably be cured with additional time, then no default shall be deemed to have occurred hereunder if within such thirty (30) day period the Breaching Partner shall have commenced the curing of such default and shall thereafter proceed with all reasonable diligence to complete the same:

then, in any such event, the other Partners (the “Non-breaching Partners”) shall have the right to dissolve the Venture by giving the Breaching Partner written notice thereof, unless the Non-breaching Partners elect to continue the business of the Venture. If such Non-breaching Partners elect to continue the business of the Venture, then the Non-breaching Partners shall have the right to acquire all of the Interests of the Breaching Partner at a purchase price equal to the lesser of book value or liquidation value of the Breaching Partner’s Interests, or such lesser amount as may be required by any Gaming Authority.

The failure of the Non-breaching Partners to give any notice of default as specified herein, or any failure to insist upon strict performance of any of the terms of this Agreement shall not constitute a waiver of any such breach or any of the terms of this Agreement. No breach shall be waived and no duty to be performed shall be altered or modified except in writing. One or more waivers or failures to give notice of default shall not be considered as a waiver of a subsequent or continuing breach of the same covenant.

10.3 Not Exclusive Remedy. The rights granted in Section 10.2 shall not be deemed an exclusive remedy of the Non-breaching Partners, but all other rights and remedies, legal and equitable, shall be available to them.

ARTICLE XI

DISSOLUTION AND WINDING UP

11.1 Liquidating Events. The Venture shall dissolve and commence winding up and liquidating upon the first to occur of any of the following (“Liquidating Events”):

(a) August 24, 2099;

(b) The sale of all or substantially all of the property of the Venture;

(c) The unanimous consent of the Partners to dissolve, wind up, and liquidate the Venture;

(d) The acquisition by one Partner of all of the Interests of all of the other Partners;

(e) The happening of any other event that makes it unlawful or impossible to carry on the business of the Venture; or

(f) The Partners do not replace the Managing Partner as provided in Section 5.5.

The Partners hereby agree that, notwithstanding any provision of the Partnership Law, the Venture shall not dissolve prior to the occurrence of a Liquidating Event. If it is determined by a court of competent jurisdiction that the Venture has dissolved prior to the occurrence of a Liquidating Event, the Partners hereby agree to continue the business of the Venture without a winding up or liquidation.

11.2 Winding Up. Upon the occurrence of a Liquidating Event, the Venture shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners and no Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, winding up the Venture’s business and affairs. To the extent not inconsistent with the foregoing, all covenants and obligations in this Agreement shall continue in full force and effect until such time as the Venture property has been distributed pursuant to this Section 11.2 and the Venture has terminated. The Managing Partner shall be responsible for overseeing the winding up and liquidation of the Venture, shall take full account of the Venture’s liabilities and assets, shall cause the assets to be liquidated as promptly as is consistent with obtaining the fair market value thereof, and shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed in the following order:

(a) First, to the payment and discharge of all of the Venture’s debts and liabilities to creditors other than Partners;

(b) Second, to the payment and discharge of all of the Venture’s debts and liabilities to Partners; and

(c) The positive balance, if any, to the Partners in the amount of their respective Capital Accounts, after giving effect to all contributions, distributions, and allocations for all periods or portions thereof.

The Managing Partner shall not receive any additional compensation for any services performed pursuant to this Section 11.2, but shall be entitled to reimbursement for all reasonable out-of-pocket costs and expenses incurred in connection therewith. Each Partner understands and agrees that by accepting the provisions of this Section 11.2 setting forth the priority of the distribution of the assets of the Venture to be made upon its liquidation, such Partner expressly waives any right which it, as a creditor of the Venture, might otherwise have to receive distributions of assets pari passu with the other creditors of the Venture in connection with a distribution of assets of the Venture, and hereby subordinates to said creditors any such right.

Any property distributed in kind in the liquidation shall be valued as provided in Section 4.2 and treated as though the property were sold and the cash proceeds distributed. The difference between the value of the property distributed in kind and its book value shall be treated as a gain or loss on sale of the property and shall be credited or charged to the Partners in accordance with ARTICLE IV.

11.3 Reserve for Contingent and Unforeseen Liabilities. In the discretion of the Managing Partner, a pro rata portion of the distributions that would otherwise be made to the Partners pursuant to this ARTICLE XI may be:

(a) distributed to a trust that qualifies as a “liquidating trust” for federal income tax purposes established for the benefit of the Partners for the purposes of liquidating Venture assets, collecting amounts owed to the Venture, and paying any contingent or unforeseen liabilities or obligations of the Venture or of the Partners arising out of or in connection with the Venture. The assets of any such trust shall be distributed to the Partners from time to time, in the reasonable discretion of the Managing Partner, in the same proportions as the amount distributed to such trust by the Venture would otherwise have been distributed to the Partners pursuant to this Section 11.3; or

(b) withheld to provide a reasonable reserve for Venture liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Venture, provided that such withheld amounts shall be distributed to the Partners as soon as practicable.

11.4 Rights of Partners. Except as otherwise provided in this Agreement, (a) each Partner shall look solely to the assets of the Venture for the return of its Capital Contributions and shall have no right or power to demand or receive property other than cash from the Venture and (b) no Partner shall have priority over any other Partner as to the return of its Capital Contributions, distributions, or allocations.

11.5 Notice of Dissolution. In the event a Liquidating Event occurs, the Managing Partner shall, within thirty (30) days thereafter, (a) provide written notice thereof to each of the Partners and to all other parties with whom the Venture regularly conducts business (as determined in the discretion of the Managing Partner), and (b) if required by law, publish notice of such dissolution in a newspaper of general circulation in each place in which the Venture regularly conducts business.

ARTICLE XII

MISCELLANEOUS

12.1 Notices. Unless otherwise provided, all notices, demands or other communications hereunder shall be in writing and shall be deemed to have been given or submitted upon personal delivery or upon deposit in the United States mail by certified or registered mail, postage prepaid, with return receipt requested and addressed as follows:

(a)	If to Eldorado I or Eldorado II:

c/o Eldorado Hotel Casino

345 N. Virginia Street

Reno, Nevada 89501

Attention: Chief Financial Officer

with a copy to:

McDonald Carano Wilson LLP

100 West Liberty Street, 10th Floor

Reno, Nevada 89505

Attention: A. J. Hicks

(b)	If to the Venture:

Eldorado Casino Shreveport Joint Venture

451 Clyde Fant Parkway

Shreveport, Louisiana 71101

Attention: Managing Partner

with a copy to:

Eldorado Hotel Casino

345 N. Virginia Street

Reno, Nevada 89501

Attention: Chief Financial Officer

(b)	If to the Noteholder Partner

Shreveport Gaming Holdings, Inc.

451 Clyde Fant Parkway

Shreveport, Louisiana 71101

Attention: Chief Executive Officer

with a copy to:

Milbank, Tweed, Hadley & McCloy LLP

601 South Figueroa Street, 30th Floor

Los Angeles, California 90017

Attention: Deborah J. Ruosch

Notices shall be deemed received upon personal delivery or three (3) days following deposit in the mail, if sent through the mail. Each Partner may designate, from time to time, another address in place of the address hereinabove set forth by notifying the other Partners of the new address in writing.

12.2 Binding Effect. Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Partners and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

12.3 Entire Agreement; Severability; Amendment. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement. Except for the Management Agreement and all other agreements attached hereto and thereto as exhibits or expressly referred to herein or therein, this Agreement supersedes any written and oral agreement among such parties and constitutes the entire understanding and agreement of the Partners with respect to the subject matter. This Agreement may not be amended, modified, supplemented or rescinded except by written instrument executed by all Partners; provided, however, that any such amendment, modification, supplement or rescission that is made to cure any ambiguity, defect or inconsistency or to provide additional rights or benefits for all of the Partners shall be effective when executed by the Managing Partner. The parties hereto acknowledge that they do not deem or intend their interests in the Partnership, either alone, together or in conjunction with the Management Agreement or any other document or understanding to represent or to be a “security” for the purposes of any state or federal law.

12.4 Further Action; Good Faith. Each Partner agrees to perform all further acts and execute, acknowledge, and deliver any documents that may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement. Each Partner shall exercise in good faith all transactions affecting the Venture.

12.5 Attorneys’ Fees. In case of any action or proceeding to compel compliance with, or for a breach of, the provisions of this Agreement, the prevailing party shall be entitled to recover all costs of such action or proceeding, including, but not limited to, reasonable attorneys’ fees and court costs as determined by the court.

12.6 Conversion to Limited Liability Company or Limited Partnership; Change of Ownership of Eldorado I and Eldorado II. The Partners hereby agree to pursue the possible change of the Venture from a general partnership to either a limited liability company or a limited partnership.

12.7 Standing and Discharge of Liens. Each Partner shall (a) at all times preserve and keep in good standing its legal status, as the case may be, in Louisiana and in the State under whose laws it is organized and (b) pay all federal, state and local taxes, assessments and other governmental charges imposed upon it or its Interests before any such taxes, assessments or charges become a lien on its Interests.

12.8 No Third Party Beneficiaries. Except for the rights and benefits granted to Venture Creditors and certain Transferees pursuant to this Agreement, nothing contained in this Agreement shall inure to the benefit of any third Persons or grant such third Persons any rights or causes of action against the Venture or any of the parties hereto.

12.9 Successors and Assigns. The terms, provisions, covenants, undertakings, agreements, obligations and conditions of this Agreement shall be binding upon and shall inure to the benefit of the permitted successors in interest and assigns of the parties hereto with the same effect as if mentioned in each instance where the party hereto is named or referred to, except that no Transfer by a Partner in violation of the provisions of this Agreement shall vest any rights in the assignee, transferee, purchaser, secured party, mortgagee or pledgee, as the case may be.

12.10 Regulatory Information. Each Partner shall provide to the Venture or regulatory agency, as the case may be, as required by applicable laws, regulations, rules or orders, all information pertaining to the Venture and such Partner’s officers, directors, shareholders, members, partners, managers, financial sources, and associations as shall be required by any federal or state securities law or any Gaming Authorities or other regulatory authority with jurisdiction over the Venture, the Complex or any Partner or any Affiliate of such Partner.

12.11 Lender Suitability. No Partner shall incur or permit any Person that holds any Interests to incur any indebtedness unless the documents for such indebtedness provide that:

(a) If any lender to the Venture or to any Person that holds any Interest becomes subject to an Unsuitability Determination by the Gaming Authorities the result of which is to threaten the revocation, suspension, termination or rescission of any permit, approval, entitlement or license granted by the Gaming Authorities to or for the benefit of the Venture, a Partner or any Affiliate of a Partner, or result in any other penalty to the Venture, a Partner or any Affiliate of a Partner, and if such Unsuitability Determination is not cured in accordance with applicable laws, regulations, rules or orders, then to the extent and so long as provided by applicable laws, regulations, rules or orders: (i) all payments to such lender shall be suspended and escrowed; (ii) such lender shall immediately divest itself of all loans made to the Venture or such Person; and (iii) such lender shall be subject too any other remedies as shall be required by applicable laws, regulations, rules and orders.

(b) If the Managing Partner reasonably determines that the existence of a loan from a lender to the Venture will threaten any gaming license, permit, approval or other entitlement that the Managing Partner, any other Partner or any Affiliate of such Partner holds or applies for in any other jurisdiction, the Managing Partner may, at no cost to the Venture or the other Partners: (i) require the Venture to exercise any redemption rights in any loan documents with such lender and redeem such loan so long as the Managing Partner makes a loan to the Venture (with the same or, in the aggregate, more favorable security, interest and maturity provisions as the redeemed loan) of the funds necessary to effect such redemption or procures a loan for the Venture (with the same or, in the aggregate, more favorable interest, security and maturity provisions as the redeemed loan) from a substitute lender and so long as such loan is in compliance with the Venture’s loan documents and this Agreement; (ii) require the Venture to exercise the rights in any loan documents with such lender to procure a substitute lender or lenders that will assume and accept the rights and obligations of the objectionable lender; or (iii) with the consent of such lender, if required in any loan documents with such lender, procure a substitute lender or lenders that assume and accept the rights and obligations of the objectionable lender.

12.12 Counterparts. This Agreement and any amendments hereto may be executed in two or more counterparts, all of which, taken together, shall constitute one agreement binding upon the parties, notwithstanding that all parties are not signatories to the same counterparts.

12.13 Governing Law. The laws of the State of Louisiana shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Partners.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties have entered into this Agreement on the 22nd day of July, 2005, effective as of such date.

ELDORADO SHREVEPORT #1, LLC
a Nevada limited liability company

By:	/s/ Donald L. Carano
Donald L. Carano, Manager

ELDORADO SHREVEPORT #2, LLC
a Nevada limited liability company

By:	/s/ Donald L. Carano
Donald L. Carano, Manager

SHREVEPORT GAMING HOLDINGS, INC.
a Delaware corporation

By:	/s/ John C. Hull

EXHIBIT A

Venture Site

See attached.

SCHEDULE 2.10

Capital Contributions

Partner	Capital Contribution	Percentage Interest	Percentage Interest in Preferred Capital Contribution Amount
Eldorado Shreveport #1, LLC	$4,933,333.34	74%	—
Eldorado Shreveport #2, LLC	$66,666.66	1%	—
Noteholder Partner
Shreveport Gaming Holdings, Inc.	$21,666,666.67	25%	100%
TOTALS	$26,666,666.67	100%	100%